UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 5, 2021

Dear Fellow Shareholder:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held via live virtual meeting webcast on Thursday, May 6, 2021, beginning at 10:00 a.m. Eastern Daylight Time.

Purpose of Our Meeting

The purpose of the meeting will be to elect eight directors, to approve an amendment to our 2020 Long Term Incentive Plan, to approve our amended and restated Employee Stock Purchase Plan, to hold an advisory vote on executive compensation and to ratify the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The proxy statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2020.

Your Vote is Important

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please provide your proxy via Internet, telephone or sign, date and return the proxy card in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the virtual meeting and vote your shares electronically during the virtual annual meeting.

I appreciate your continued confidence in Koppers.

Sincerely, Leroy M. Ball President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date/Time: Thursday, May 6, 2021 10:00 a.m. Eastern Daylight Time	Location: www.meetingcenter.io/243893297

Proposals:

1.  To elect eight members of our board of directors.

2.  To approve an amendment to our 2020 Long Term Incentive Plan.

3.  To approve our amended and restated Employee Stock Purchase Plan.

4.  To approve an advisory resolution on our executive compensation.

5.  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

There will be no in-person annual meeting. The meeting will be held virtually over the Internet and you will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetingcenter.io/243893297. The meeting will begin promptly at 10:00 a.m. Eastern Daylight Time and online access will open 15 minutes prior to allow time to log-in. The login password is KOP2021. Please follow these instructions to attend and participate in the annual meeting online:

Registered Shareholders

If your shares are registered in your name with Koppers transfer agent or you are a participant holding Koppers stock in a Koppers-sponsored plan and you wish to attend the online-only virtual meeting, please use the website and password set forth above and the voter control number that is located on your proxy card to log-in to the meeting at the date and time set forth above.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record)

If you hold your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the online-only virtual annual meeting by submitting proof of your proxy power (legal proxy) reflecting your Koppers holdings along with your name and email address to Computershare. You can obtain a legal proxy by contacting your account representative at the bank, broker or other nominee that holds your shares.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Daylight Time on Tuesday, May 4, 2021. You will receive a confirmation of your registration by email with a voter control number after we receive your valid registration materials. In order to attend the online-only virtual meeting, please use the website and password set forth above and the voter control number that you receive to log-in to the meeting at the date and time set forth above. Requests for registration should be directed to us by email as follows:

Forward the email from your broker, or attach a legible photograph of your legal proxy, to legalproxy@computershare.com.

In order to maintain the interactive nature of the virtual meeting, virtual attendees are able to:

•	Vote using the online meeting website

•	Submit questions during the meeting

Record Date:

You can vote if you were a shareholder of record on March 22, 2021.

If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least fifteen (15) days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting of Shareholders.

Admission to the Meeting:

You will not be able to attend the annual meeting in person. To attend the virtual annual meeting, please follow the instructions above.

By Order of the Board of Directors

Stephanie L. Apostolou

General Counsel and Secretary

April 5, 2021

Your Vote Is Important

Whether or not you plan to attend the meeting, please promptly provide your proxy via Internet, telephone or by completing, dating, signing and returning the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to be Held on May 6, 2021

A complete copy of this proxy statement and our annual report for the year ended

December 31, 2020 are also available at www.proxydocs.com/KOP.

2021 PROXY SUMMARY

2021 Proxy Summary

This 2021 Proxy Summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider before voting, and we strongly encourage you to carefully read the entire proxy statement before voting.

General Information About This Annual Meeting

Date and Time:	Thursday, May 6, 2021 at 10:00 a.m. Eastern Daylight Time

Location:

There will be no in-person annual meeting. The meeting will be held virtually over the Internet. To participate in the virtual meeting, please follow the instructions in the Notice of Annual Meeting of Shareholders above.

Record Date:	March 22, 2021

Voting:	Shareholders as of the record date have one vote for each share held on the record date for each proposal.

Who can vote (page 71)

You are entitled to vote if you owned shares of our common stock at the close of business on the record date, March 22, 2021. This proxy statement and the related proxy materials were first mailed to shareholders and made available on the Internet on or about April 5, 2021.

How to cast your vote (page 73)

You may vote your shares by proxy or electronically during the virtual annual meeting. If you are a shareholder of record, to vote your shares by proxy, you must provide your proxy via one of the following methods:

Internet	Telephone	Mail

www.investorvote.com/KOP	Follow the instructions on the proxy card.	Complete, sign and date the proxy card and return it in the postage prepaid envelope provided.

If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

Proposals to be Considered and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference
• Elect eight members of the board of directors	FOR each director nominee	1
• Approve an amendment to our 2020 Long Term Incentive Plan	FOR	52
• Approve our amended and restated Employee Stock Purchase Plan	FOR	64
• Approve an advisory resolution on our executive compensation	FOR	69
• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021	FOR	70

KOPPERS HOLDINGS INC.	v

2021 PROXY SUMMARY

Board Nominees

				Committee Memberships

Name	Age	Director Since	Independent	Audit	Management Development and Compensation	Nominating and Corporate Governance	Strategy and Risk	Sustainability
Leroy M. Ball	52	2015	No					✓
Xudong Feng, Ph.D.	62	2009	Yes		✓	✓		(Chair)
Traci L. Jensen	54	2018	Yes	✓	✓		✓	✓
David L. Motley	62	2018	Yes	✓		(Chair)	✓
Albert J. Neupaver	70	2009	Yes	✓	✓		(Chair)
Louis L. Testoni	71	2013	Yes	(Chair)		✓	✓
Stephen R. Tritch (Chairman)	71	2009	Yes					✓
Sonja M. Wilkerson	60	2018	Yes		(Chair)	✓		✓

2020 Performance Highlights1:

Consolidated sales $1.669 billion increased by $32.1 million, or 2.0 percent, as compared to $1.637 billion in the prior year	Net income $122.0 million compared with net income of $66.6 million in the prior year	Adjusted EBITDA $211.0 million compared with $201.1 million in the prior year	Diluted earnings per share $5.71 compared with $3.16 in the prior year

•

Consolidated sales of $1.669 billion increased by $32.1 million, or 2.0 percent, as compared to $1.637 billion in the prior year. Despite headwinds associated with the global pandemic, 2020 sales represented the fourth consecutive year of growth as well as the highest level of revenues in the history of the company, excluding Koppers (Jiangsu) Carbon Chemical Company Limited (“KJCC”), which was divested in September 2020.

•

Net income attributable to Koppers for 2020 was $122.0 million compared with net income of $66.6 million in the prior year. As adjusted, earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $211.0 million, compared with $201.1 million in the prior year.

•	Adjusted EBITDA margin for 2020 was 12.6% compared with 12.3% in the prior year.

•

We achieved diluted earnings per share (“EPS”) of $5.71 for fiscal year 2020, our second highest EPS ever behind only fiscal year 2008, compared with $3.16 in the prior year. As adjusted, EPS was $4.12 compared with $3.18 in the prior year.

1 On pages vi, 21, 23-27 and 52, we refer to our 2020 adjusted EBITDA, adjusted EBITDA margin and adjusted EPS results. Adjusted EBITDA, adjusted EBITDA margin and adjusted EPS are non-GAAP measures, which provide information useful to investors in understanding the underlying operational performance of our company, its business and performance trends, and facilitate comparisons between periods. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses the company’s performance. In addition, our board of directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plan. As previously announced, the divestiture of KJCC was completed on September 30, 2020. Beginning in 2020, KJCC results are classified as held for sale and as discontinued operations for the current year as well as the comparable prior year period. The adjustments to EBITDA, EBITDA margin and EPS, as well as reconciliations to the most directly comparable GAAP measures, are set forth in Appendix C of this proxy statement. These reconciliations also reflect how adjusted EBITDA is calculated for purposes of compensation.

vi	2021 Proxy Statement

2021 PROXY SUMMARY

Executive Compensation Highlights:

In awarding compensation to each of our named executive officers (“NEOs”) in 2020 our management development and compensation committee considered the company’s overall performance for the year. The table below reflects, for each NEO, the total direct compensation awarded in 2020, computed in accordance with SEC regulations.

				Long-Term Incentive

NEO	Base Salary	One-Time Cash Incentive(1)	Annual Cash Incentive	PSUs	Stock Options	RSUs	Total Direct Compensation
Leroy M. Ball	$864,450	$205,808	$890,384	$763,596	$777,999	$518,664	$4,020,901
Michael J. Zugay	$402,791	$ 57,538	$248,925	$148,245	$151,042	$100,682	$1,109,223
James A. Sullivan	$500,000	$189,280	$386,250	$294,445	$300,000	$199,990	$1,869,965
Leslie S. Hyde	$322,040	$ 46,431	$200,875	$119,623	$121,882	$ 81,249	$ 892,100
Stephanie L. Apostolou	$282,913	$ 35,712	$154,500	$ 88,330	$ —	$149,993	$ 711,448
Steven R. Lacy	$449,817	$ 94,255	$ —	$ —	$ —	$562,262	$1,106,334
Douglas J. Fenwick	$304,485	$ 92,730	$188,172	$112,063	$114,176	$ 76,106	$ 887,732

(1)

All NEOs received a one-time cash incentive related to the sale of KJCC in 2020. In addition, Mr. Fenwick received a one-time cash incentive related to the exceptional performance of the Performance Chemicals business in 2020.

Our Summary Compensation Table can be found on page 33. In accordance with SEC regulations, the Summary Compensation Table also reports amounts for Changes in Pension Value, Nonqualified Deferred Compensation Earnings and All Other Compensation.

Key Pay-for-Performance Features of Our Executive Compensation Program:

•	Total compensation consists primarily of base salary, an annual cash incentive and long-term equity incentives.

•

Our NEOs received annual incentive awards at 103% of their targets. Additional one-time only cash incentives were awarded to all eligible participants in our annual incentive plan, including our NEOs, to recognize the successful completion of the sale of KJCC and related annual incentive shortfalls from prior years caused by understated pricing paid by KJCC’s largest customer in such prior years. All eligible participants in our annual incentive plan from our Performance Chemicals segment, including Mr. Fenwick, also received an additional one-time discretionary bonus in recognition of the exceptional performance of the Performance Chemicals business in 2020.

•

Long-term incentives comprise a significant portion of the executives’ total compensation package, with, generally, approximately 50% of the total dollar value of such awards consisting of performance-based restricted stock units (“PSUs”) with multi-year performance objectives and a three-year period for vesting (if the applicable performance objective is achieved).

•	PSUs do not vest unless a threshold level of performance is surpassed.

•	Executives receive only limited perquisites, most of which are for business-related purposes.

KOPPERS HOLDINGS INC.	vii

2021 PROXY SUMMARY

Total Realized Compensation

Below is a comparison of 2020 target compensation to total realized compensation for our NEOs. Total realized compensation is based on the actual dollar value of awards delivered to our NEOs in any given year. This measure further demonstrates our ongoing commitment to compensating our leadership based on the company’s performance and placing a significant portion of senior executive compensation at risk. For example, total realized compensation was meaningfully lower than target for most of our NEOs in 2020 because our total shareholder return measured against that of the S&P Small Cap 600 Materials Index over the three-year period ended December 31, 2020 was at the 24th percentile, and therefore, none of the PSUs awarded in 2018 vested. Mr. Lacy’s total realized compensation was meaningfully higher than target in 2020 because, in connection with Mr. Lacy’s transition from his position as Chief Administrative Officer, General Counsel and Secretary into the role of Assistant to the President of Koppers Inc., prior to his subsequent retirement on December 31, 2020, Mr. Lacy’s 2020 long-term incentive award consisted of a single time-based restricted stock unit (“RSU”) grant, which vested on December 31, 2020.

NEO	2020 Target Compensation	2020 Total Realized Compensation	% of Target Realized
Leroy M. Ball	$4,322,250	$2,789,450	64.5%
Michael J. Zugay	$1,147,955	$ 933,678	81.3%
James A. Sullivan	$1,875,000	$1,306,644	69.7%
Leslie S. Hyde	$ 926,364	$ 783,298	84.6%
Stephanie L. Apostolou	$ 750,000	$ 506,830	67.6%
Steven R. Lacy	$1,012,088	$1,836,765	181.5%
Douglas J. Fenwick	$ 867,782	$ 730,485	84.2%

Total realized compensation is calculated as follows:

viii	2021 Proxy Statement

2021 PROXY SUMMARY

Corporate Governance Highlights:

Majority Voting and Director Resignation Policy

Our board is subject to a majority voting requirement; any director not receiving a majority of votes cast (excluding abstentions) in an uncontested election must tender his or her resignation to the board.

Term Limits for Directors

All directors, other than our CEO, who are first elected to the board of directors after August 2, 2017, will have a term limit of 15 years, unless the board approves an exception to this limit, which the board has the authority to do on a case-by-case basis.

Age Limits for Directors

A director is not eligible to stand for re-election if he or she has reached the age of 74 before the date of election, unless the board approves an exception to this limit, which the board has authority to do on a case-by-case basis.

Declassified Board Structure	Our entire board is re-elected every year; we have no staggered elections.

Annual Board and Committee Self-Evaluations	Our board and committees engage in thorough self-evaluations on an annual basis.

No Poison Pill	The company currently does not have a poison pill in place.

Independent Board	Our board is comprised of all independent directors, other than Mr. Ball, and our independent directors regularly meet in executive sessions.

Stock Ownership Guidelines for Directors and Stock Ownership Requirements for Executive Officers

We have adopted stock ownership guidelines for directors and stock ownership requirements for executives that encourage a long-term perspective and ensure that the interests of directors and executives are closely aligned with shareholders.

Corporate Governance Guidelines	We have adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines are reviewed at least annually.

Strong Board Attendance	In 2020, we had cumulative director attendance of 98% at board and committee meetings.

KOPPERS HOLDINGS INC.	ix

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

We are asking shareholders to elect the eight nominees named in this proxy statement to serve on the board of directors of Koppers Holdings Inc. (the “company,” “Koppers,” “we” or “us”) until the 2022 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

Each nominee currently serves on our board of directors and has been nominated for election by our nominating and corporate governance committee and approved by our board. The board has nominated Leroy M. Ball, Xudong Feng, Ph.D., Traci L. Jensen, David L. Motley, Albert J. Neupaver, Louis L. Testoni, Stephen R. Tritch and Sonja M. Wilkerson for election.

Each nominee who is elected as a director will hold office for the length of their term or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

As set forth in our corporate governance guidelines, all directors, other than our CEO, who are first elected to the board of directors after August 2, 2017, will have a term limit of 15 years, unless the board approves an exception to this limit, which the board has the authority to do on a case-by-case basis. In addition, a director will not be eligible to stand for re-election as a director where he or she has reached the age of 74 before the date of election, unless the board approves an exception to this guideline, which the board has the authority to do on a case-by-case basis.

Vote Required

In any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected.

If any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the board of directors within ten days following certification of the election results. The nominating and corporate governance committee of the board of directors, or such other committee as the board may designate, will then recommend to the board whether to accept or reject such director’s resignation, or whether other action should be taken. The nominating and corporate governance committee may consider any factors it considers appropriate or relevant in considering whether to accept or reject a director’s resignation, or whether other action should be taken. The board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision within 120 days following the date of the certification of the election results. If the tendered resignation is accepted by the board, the board may fill the resulting vacancy or decrease the number of directors comprising the board in accordance with our bylaws.

Your proxy will be voted “FOR” the election of the nominees set forth in the proxy card, unless you vote against, or abstain from voting for or against, one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

KOPPERS HOLDINGS INC.	1

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Director Qualifications

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The board of directors recommends a vote “FOR” the election of all eight nominees.

2	2021 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Biographical Summaries of Nominees

Age: 52 Director since: 2015 Committees: • Sustainability

LEROY M. BALL

Experience, Qualifications, Attributes or Skills:

Mr. Ball has served as President and Chief Executive Officer of the company and Koppers Inc., our wholly-owned subsidiary, since January 2015. From August 2014 through December 2014, Mr. Ball served as Chief Operating Officer of the company and Koppers Inc. and from May 2014 until August 2014, Mr. Ball served as both Chief Operating Officer and Chief Financial Officer of the company and Koppers Inc. Mr. Ball served as Vice President and Chief Financial Officer of the company and Koppers Inc. from September 2010 to May 2014. Prior to joining Koppers, Mr. Ball was Senior Vice President and Chief Financial Officer of Calgon Carbon Inc., a provider of services, products and solutions for purifying water and air, since 2002. Mr. Ball has been a director of Koppers Inc. since May 2013. Mr. Ball has served as a director of Allegheny Technologies Incorporated, a public company and global manufacturer of technically advanced specialty materials and complex components, since February 2019.

Mr. Ball has significant leadership experience in global businesses and valuable financial expertise and experience. As the only current management representative on our board, Mr. Ball enhances board discussions by providing an insider’s perspective on the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

Other Public Company Directorships:

• Allegheny Technologies Incorporated

Age: 62 Director since: 2009 Committees: • Management Development and Compensation • Nominating and Corporate Governance • Sustainability (Chair)

XUDONG FENG, PH.D.

Experience, Qualifications, Attributes or Skills:

Dr. Feng has served as Director of Science and Technology and Global Analytical Sciences of PPG Industries, Inc., a global supplier of paints, coatings, optical products, and specialty materials, since March 2020. From June 2018 to March 2020, Dr. Feng served as Director of Research, Industrial and Packaging Coatings of PPG Industries, Inc. In addition, Dr. Feng has served as the Chief Executive Officer of ImmunArtes LLC, a biotech startup company, since November 2017. From September 2012 to June 2018, Dr. Feng held the positions of Executive Director and subsequently the Senior Associate Dean for Budget and Strategy of the University of Chicago’s Institute for Molecular Engineering, an interdisciplinary research institute and academic unit of a private research university.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with PPG Industries, Inc., Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions.

Other Public Company Directorships:

• None

KOPPERS HOLDINGS INC.	3

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Age: 54 Director since: 2018 Committees: • Audit • Management Development and Compensation • Strategy and Risk • Sustainability

TRACI L. JENSEN

Experience, Qualifications, Attributes or Skills:

Ms. Jensen has served as Vice President, Global Business Process Improvement, at H.B. Fuller Company, a global adhesives manufacturer, since January 2020. From September 2016 to January 2020, Ms. Jensen served as Senior Vice President, Global Construction Adhesives, at H.B. Fuller Company. Ms. Jensen served as Senior Vice President, Americas Adhesives, at H.B. Fuller Company from January 2012 to September 2016. Additionally, Ms. Jensen serves on the board of the H.B. Fuller Foundation and previously served as Executive Committee Chairman on the Adhesives and Sealants Council.

Ms. Jensen brings to the board robust experience in international operations within the chemicals industry and unique chemicals industry insights, developed through her leadership responsibilities in areas such as manufacturing, sales, marketing, research and development, and human resources. In particular, Ms. Jensen’s international expertise contributes to the board’s consideration of our global operations.

Other Public Company Directorships:

• None

Age: 62 Director since: 2018 Committees: • Audit • Nominating and Corporate Governance (Chair) • Strategy and Risk

DAVID L. MOTLEY

Experience, Qualifications, Attributes or Skills:

Mr. Motley has served as Managing Partner with BlueTree Venture Fund, a venture fund based in Pittsburgh, Pennsylvania, since April 2012. In addition, Mr. Motley has served as Chief Executive Officer and President of MCAPS, LLC, a professional services company, since January 2018. From February 2011 to July 2017, Mr. Motley served as Senior Managing Partner of Headwaters SC, a private equity advisory services company. Mr. Motley has served as a director of F.N.B. Corporation, a public financial services corporation, since July 2013. Mr. Motley has also served as a director of Deep Lake Capital Acquisition Corp., a publicly-listed special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, since January 2021, and as a director of II-VI Incorporated, a worldwide leader in engineered materials and opto-electronic components, since February 2021.

During his career, Mr. Motley has served in various leadership roles involving strategic planning, business group management, mergers and acquisitions, and corporate portfolio management. With more than 30 years of experience in consulting with executive management across multiple industries, Mr. Motley has been instrumental in developing corporate diversity initiatives in the United States and has served as a director on various non-profit charitable and educational organizations. In addition to his deep board experience, Mr. Motley’s expertise in corporate strategy, mergers and acquisitions and other corporate growth initiatives deliver valuable insight to the board and enhance Mr. Motley’s ability to evaluate these matters as a member of our board.

Other Public Company Directorships:

• F.N.B. Corporation

• Deep Lake Capital Acquisition Corp.

• II-VI Incorporated

4	2021 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Age: 70 Director since: 2009 Committees: • Audit • Management Development and Compensation • Strategy and Risk (Chair)

ALBERT J. NEUPAVER

Experience, Qualifications, Attributes or Skills:

Mr. Neupaver has alternately served as the Executive Chairman or Chairman of Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry, since May 2014. From February 2006 until May 2014, Mr. Neupaver served as the President and Chief Executive Officer of Westinghouse Air Brake Technologies Corporation. His operational knowledge and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the President of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, from January 2009 to February 2013 and a director of Genesee & Wyoming Inc., a public company and owner/operator of short line and regional freight railroads, from October 2015 to December 2019. His other affiliations include service on the board of directors of the Carnegie Science Center, the board of trustees of the Carnegie Museums of Pittsburgh and the Children’s Hospital Foundation Board. Mr. Neupaver’s experience as a chief executive officer provides the board with important leadership insights and allows him to better assess our operational risks and growth opportunities.

Other Public Company Directorships:

• Westinghouse Air Brake Technologies Corporation

Age: 71 Director since: 2013 Committees: • Audit (Chair) • Nominating and Corporate Governance • Strategy and Risk

LOUIS L. TESTONI

Experience, Qualifications, Attributes or Skills:

Mr. Testoni has served as a member of the board of directors of ABARTA, Inc., a private holding company, since April 2011, and has served as its Independent Lead Director since January 2019. Mr. Testoni has also served as the Lead Independent Director for Control Concepts Corporation, Inc., a family-owned business, since 2015, and as a member of the board of advisors of Henderson Brothers, Inc., a privately-held insurance agency, since December 2012. Mr. Testoni served as an executive in residence at the University of Pittsburgh Katz School of Business, a major public university, from September 2012 until June 2016. From September 2007 through June 2010, Mr. Testoni served as the Lake Erie Market Managing Partner of PricewaterhouseCoopers LLP, an international professional services firm.

Mr. Testoni’s board experience also includes his position as a member of the board of trustees of The Frick Art and Historical Center and as a member of the board of Achieving The Dream, Inc., a non-profit seeking to bring under-educated urban youth into colleges for advanced education and technical training. Mr. Testoni also previously served as Chairman of the board of trustees of the Carnegie Library of Pittsburgh and as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members. In addition to his broad board experience, Mr. Testoni’s financial background offers the board a key perspective and depth on financial and accounting matters.

Other Public Company Directorships:

• None

KOPPERS HOLDINGS INC.	5

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Age: 71 Director since: 2009 Chairman Committees: • Sustainability

STEPHEN R. TRITCH

Experience, Qualifications, Attributes or Skills:

Mr. Tritch served as the Chief Executive Officer of Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, from June 2002 to June 2008. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. Mr. Tritch has served as a director of Charah Solutions, Inc., a public company and leading provider of mission critical environmental and maintenance services to the power generation industry, since June 2018, and currently serves as Chairman of its board.

An experienced board member, Mr. Tritch has served as Chairman of the Company’s board since October 2018 and served as the Chairman of the board of Westinghouse Electric Company from June 2006 until his retirement in June 2010. He also served as Chairman of the audit committee of Westinghouse Electric Company. Mr. Tritch served as a director of The Shaw Group, Inc., a public company and a global provider of pumping systems, engineering procurement and construction services, from April 2009 to February 2013. His additional leadership roles include past service as the Chairman of the board of trustees at the University of Pittsburgh and as a former member of the board of trustees of the John Heinz History Center. His business acumen and proven leadership skills developed through years of managing an international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

Other Public Company Directorships:

• Charah Solutions, Inc.

Age: 60 Director since: 2018 Committees: • Management Development and Compensation (Chair) • Nominating and Corporate Governance • Sustainability

SONJA M. WILKERSON

Experience, Qualifications, Attributes or Skills:

Ms. Wilkerson has served as the Executive Vice President and Chief Human Resource Officer of Bloom Energy Corporation, which designs, manufactures and sells solid-oxide fuel cell systems, since January 2019. From December 2016 to January 2019, Ms. Wilkerson served as the Senior Vice President, Human Resources, at Infinera Corporation, a vertically integrated packet-optical solutions provider, serving the largest network operators in the world. From November 2014 to December 2016, Ms. Wilkerson served as Vice President, Human Resources, at Hewlett Packard Enterprise. From October 2004 to October 2014, Ms. Wilkerson served as Director, Human Resources, at Cisco Systems.

Ms. Wilkerson brings years of global and diverse experience having served as a Vice President of Administration, responsible for human resources, information technology and facilities management for both domestic and international operations. In addition, Ms. Wilkerson has led merger integration activities and successfully managed the joining of diverse international cultures. Ms. Wilkerson’s depth of experience in human resources and talent management, especially with respect to planning for the workforce of the future, serve as a unique resource and valuable viewpoint in the board’s discussions.

Other Public Company Directorships:

• None

6	2021 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Board Meetings and Committees

Board Meetings

Our corporate governance guidelines provide that our directors are expected to attend the meetings of the board, the board committees on which they serve and the annual meeting of shareholders. All directors then in office typically attend all committee meetings. All directors then in office attended our 2020 annual meeting of shareholders.

During 2020, the board held seven meetings. Each incumbent director attended at least 75 percent of the aggregate number of meetings of our board and of the committees on which he or she sat, and the cumulative attendance at meetings of our board and committees of our board during 2020 was 98 percent.

Board Committees

Our board of directors currently has five standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, a strategy and risk committee and a sustainability committee. Descriptions of these committees are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219.

Our shares of common stock are listed on the New York Stock Exchange, or NYSE. We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we refer to as the SEC, including the rules relating to independent members on certain of our board committees. NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. Certain SEC independence rules also apply to members of our audit committee. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by applicable NYSE and SEC rules.

KOPPERS HOLDINGS INC.	7

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Audit Committee	Members: Louis L. Testoni (Chair and, as determined by our board of directors, Audit Committee Financial Expert), Traci L. Jensen, David L. Motley, Albert J. Neupaver

All Members Independent 10 meetings in 2020

Responsibilities. The audit committee’s responsibilities include oversight of the integrity of our financial statements; the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor; review of the independence of our independent auditor; resolution of disagreements between our management and our independent auditor and oversight of our internal audit function. The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Overseeing the Integrity of our Financial Statements. The audit committee’s responsibilities include oversight of the integrity of our financial statements, which entails:

•  Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•  Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•  Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to significant audit issues or concerns and management’s response thereto;

•  Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•  Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•  Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports.

Appointment and Supervision of the Independent Auditor. In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•  Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•  Reviewing all non-audit services proposed to be provided by the independent auditor;

•  Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures, results of its most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years and its independence and all relationships between the independent auditor and the company;

•  Reviewing the qualifications and performance of the independent auditor and the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•  Reviewing and approving, as appropriate, the compensation of the independent auditor.

Receipt and Treatment of Complaints. The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

8	2021 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Management Development and Compensation Committee	Members: Sonja M. Wilkerson (Chair), Xudong Feng, Traci L. Jensen, Albert J. Neupaver

All Members Independent 6 meetings in 2020

Responsibilities. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Conduct and are commensurate with the high standards of performance expected of our directors and officers.

Director and Executive Compensation. The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once every two years. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation and, based in part on recommendations from our chief executive officer, the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive compensation plans.

Administration of Incentive Compensation Plans. The management development and compensation committee is charged with administering our cash-based and equity-based incentive compensation plans, which we refer to as incentive compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

Succession Planning. At least annually, after considering the recommendations of management, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management.

Use of Advisers. The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. The committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors retained by the committee and may select a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, as required by NYSE rules.

KOPPERS HOLDINGS INC.	9

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee	Members: David L. Motley (Chair), Xudong Feng, Louis L. Testoni, Sonja M. Wilkerson

All Members Independent 4 meetings in 2020

Recommendations for Director Candidates. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates. The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management. The committee may establish procedures for evaluating the suitability of potential director nominees proposed by management, other members of the board or by shareholders.

Oversight of the Evaluation of the Board and Management. The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers). The committee reviews the suitability for continued service as a director of each board member when his or her term expires, when he or she has a significant change in status, including but not limited to an employment change, or when the director submits his or her resignation in accordance with the company’s director resignation policy then in effect, and recommends whether or not the director should continue to serve.

Corporate Governance Matters. The committee is committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the committee developed and recommended to the board of directors a set of corporate governance guidelines. The committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, bylaws, the Code of Conduct and the Code of Ethics Applicable to Senior Officers at least once every two years. The committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Conduct, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

10	2021 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Strategy and Risk Committee	Members: Albert J. Neupaver (Chair), Traci L. Jensen, David L. Motley, Louis L. Testoni

All Members Independent 4 meetings in 2020

The committee’s responsibilities include, among other things:

•  Advising the board and management regarding long-range planning in the areas of transactions, financial matters, shareholder engagement, risk management and related matters;

•  Assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks;

•  Reviewing significant relationships with analysts, shareholders, financing sources and related parties;

•  Reviewing and advising the board and management regarding the company’s strategic planning process;

•  Staying abreast of activities of the company’s shareholders and other stakeholders;

•  Monitoring shareholder turnover;

•  Reviewing governance as it pertains to the company’s shareholder base; and

•  Preparing in advance in order to respond to engagement from the company’s shareholders.

Sustainability Committee	Members: Xudong Feng (Chair), Leroy M. Ball, Traci L. Jensen, Stephen R. Tritch, Sonja M. Wilkerson

4 meetings in 2020

Our sustainability committee serves to assist the board in its assessment of the company’s policies, programs and performance in accordance with our vision and commitment to environmental and social responsibility in accordance with sustainability principles. The committee is responsible for reviewing and overseeing the company’s programs and performance related to sustainability, including:

•  Reviewing the company’s strategy, policies and practices for consistency with sustainability concepts, including (1) environmental protection, (2) climate change, (3) resource protection, (4) human rights, (5) workplace rights, (6) communications programs, (7) stakeholder engagement, and (6) promotion of inclusion and diversity;

•  Reviewing standards and best practices for sustainability and assessment of the company’s programs in comparison to industry practice;

•  Confirming and advising the board on progress against key sustainability goals and alignment with stakeholder expectations;

•  Reviewing the company’s external reporting on sustainability;

•  Reviewing the company’s positions in relevant independent ranking systems and the company’s progress and position in sustainability rankings;

•  Advising the board on whether the company should seek external assurance of its sustainability data;

•  Advising the board on significant stakeholder concerns and shareholder proposals related to sustainability;

•  Monitoring the company’s corporate reputation and providing guidance on the protection of the company’s reputation; and

•  Bringing to the attention of the board, as appropriate, current and emerging political, social and environmental trends and major public policy issues that may affect business operations, performance or the public image of the company.

The committee is also responsible for reviewing and overseeing our programs and performance related to safety (occupational and process), health, environment, security and product stewardship in accordance with the American Chemistry Council’s Responsible Care® Management System. The committee reviews and evaluates the effectiveness of the management systems used to provide oversight and control of the company’s product stewardship, safety, health, environmental, security and sustainability programs. The sustainability committee’s charter gives the committee authority to meet as required with relevant company managers who are accountable for product stewardship, safety, health, environmental, security and sustainability programs.

KOPPERS HOLDINGS INC.	11

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices,” which promote the long-term interests of shareholders and strengthen board and management accountability.

Our corporate governance guidelines address matters such as:

•	the selection and composition of the board;

•	board leadership;

•	board performance;

•	the board’s relationship to senior management;

•	meeting procedures;

•	committee matters;

•	leadership development; and

•	stock ownership guidelines for non-employee directors.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219.

Director Independence

For a director to qualify as independent, our board must affirmatively determine that a director does not have a material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the company). Our board has established its own guidelines for what constitutes independence for directors (which are included in our corporate governance guidelines available on our website at www.koppers.com) which conform to, or are more exacting than, the independence requirements of the NYSE. In making its independence determinations, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

Our Guidelines on Independence

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to help determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of such internal or external auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external auditing firm and who personally works on our audit.

12	2021 Proxy Statement

CORPORATE GOVERNANCE MATTERS

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the consolidated gross revenues of the company with which he or she is so associated;

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization exceed the greater of $1.0 million or two percent of that organization’s consolidated gross revenues (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Our Board’s Independence Determinations

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Dr. Feng, Ms. Jensen, Mr. Motley, Mr. Neupaver, Mr. Testoni, Mr. Tritch and Ms. Wilkerson each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Ball is not independent.

Board Leadership Structure

Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders. Mr. Tritch, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions.

Executive Sessions

Our independent directors meet at regularly scheduled executive sessions without management. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the independent Presiding Director. The independent Presiding Director presides over the executive sessions of the independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The independent Presiding Director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing

KOPPERS HOLDINGS INC.	13

CORPORATE GOVERNANCE MATTERS

information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our director of compliance, and our independent auditor.

In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees as follows:

Committee	Risk Oversight Responsibilities
Audit

•  Review with management and our independent auditor the company’s risk assessment and risk management practices and discuss policies with respect to risk assessment and risk management

•  Oversee the company’s risk policies and processes relating to financial statements, financial systems, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating such risks

Nominating and Corporate Governance	• Manage risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance

Management Development and Compensation	• Review risks associated with human capital, employee benefits and executive compensation

Strategy and Risk

•  Assess and provide oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks

Sustainability	• Review and oversee the company’s programs and performance related to sustainability, safety (occupational and process), health, the environment, security and product stewardship

Code of Conduct and Code of Ethics

Our board of directors has adopted a Code of Conduct for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. The Code of Conduct covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Conduct and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests. We intend to post on our website all disclosures that are required by law, the SEC rules or the NYSE rules concerning any amendments to, or waivers from, any provision of our codes.

Sustainability

Koppers aspires to be a leader in sustainability through the ways we operate our business, care for our communities and secure success for all our stakeholders. Sustainability is a journey we undertake with a steadfast commitment to—and belief in—our ability to create positive change. With a greater appreciation of Koppers place in the world, our decision-making is guided by a clear and unifying Purpose: To Protect What Matters and Preserve the Future.

Our shareholders, employees, customers, regulators and other stakeholders are all increasingly focused on the importance of effective engagement and action on environmental, social, and governance (“ESG”) topics. Corporate social responsibility, our obligation to people, the environment, and to good corporate governance processes, has been a part of our culture for many years. We believe this culture, supported by a spirit of collaboration and innovation, allows us to decrease our impact on the environment and create value for all of our stakeholders. We believe this commitment is reflected in our improving safety culture and our trend of greenhouse gas and energy usage reductions.

We have established a governance structure to support and develop our sustainability practices. In 2020, we established a sustainability committee of the board of directors (formerly the safety, health and environmental committee) to provide oversight of our programs. The sustainability committee of our board of directors serves to assist the board in its assessment of the company’s policies, programs and performance in accordance with our vision and commitment to environmental and social responsibility and sustainability principles. Management provides direction through its leadership council, which is chaired by

14	2021 Proxy Statement

CORPORATE GOVERNANCE MATTERS

the CEO. We have also established a chief sustainability officer position, reporting directly to the CEO and sitting on the leadership council, to ensure that the company’s strategy, policies and practices are consistent with its sustainability goals. Our sustainability steering committee, chaired by our chief sustainability officer, provides guidance on goals and programs designed to improve our performance against expectations.

Toward this goal, and starting in 2019, we began work on a materiality analysis in line with the Global Reporting Initiative Standards, both internally and externally, that highlighted the areas where we can most effectively address the needs of our stakeholders. The materiality assessment considered a full range of ESG topics based on relevant sources and frameworks, including: the American Chemistry Council’s Responsible Care® guidelines, the Sustainable Forestry Initiative, the World Business Council for Sustainable Development’s Chemical Sector Roadmap for the United Nations Sustainable Development Goals, and the Sustainability Accounting Standards Board’s standards for the Chemical and Building Materials & Construction industries.

In December 2020, we were named as one of America’s Most Responsible Companies 2021 by Newsweek magazine in recognition of our corporate performance in environmental, social and governance areas. Koppers, ranked 178th, placed in the top half of 399 companies making the list, from a pool of 2,000 U.S.-based publicly traded companies. The company also ranked 30th overall in the social category and placed in the top 10 among Pennsylvania-based companies included.

Our full annual disclosure of sustainability performance can be found in our most recent Sustainability Report on the Company’s website at www.koppers.com. We published our first Corporate Social Responsibility report (“CSR”) in 2008 and our historical CSR reports are also available on www.koppers.com. Our sustainability reporting referenced in this proxy statement, including, without limitation, our most recent Sustainability Report and our historical CSR reports, and the information on, or accessible through, our websites are not part of or incorporated by reference into this proxy statement.

Environmental

The circular nature of our business starts with our raw materials, the majority volume of which are by-products generated by other industries (including scrap copper and coal tar) and renewable resources (trees). We annually purchase approximately 33 million pounds of scrap copper or other compounds containing copper, all of which is postconsumer or post-industrial in nature. We believe this places Koppers in the center of what is known as the “circular economy” that emphasizes the “reduce, reuse, recycle” mentality that continues to frame global conservation efforts. Our wood-treatment solutions, while supporting an important role in our global infrastructure across multiple industries, also support an important role in the carbon cycle. Treating wood significantly increases its useful lifespan, allowing the carbon stored within the wood to be immobilized for up to 50 years, keeping it out of the atmosphere and limiting carbon’s impact on the environment.

In 2018, we advanced our circular business model even further through our acquisitions of Koppers Recovery Resources and Koppers Utility and Industrial Products. Both businesses add product life cycle management capabilities to help solve our customers’ challenge of responsibly disposing of end-of-life crossties and utility poles by repurposing used wood products, including as a fuel source. This reduces the end-of-life impact of our ties and poles, contributing to greater product sustainability.

Social

Our ability to positively affect our communities starts with investing in our people. We put the health, safety and well-being of our employees at the forefront of everything we do as part of our Zero Harm culture. Our people-focused strategy considers all aspects of the employee experience, from hiring practices and onboarding to health and wellness and talent management. We seek to create and foster an inclusive and welcoming culture where all employees feel empowered and can directly impact and share in the organization’s success. Key to this effort is delivering a consistent onboarding experience, as well as communications and safety training in all of our facilities across the globe.

Our decision-making considers the impact our actions may have on our employees and for each action we take, protecting employee health and well-being is our priority. To accomplish all this, and to better reflect the importance of our employees, we recently transformed our human resources function into a Culture and

KOPPERS HOLDINGS INC.	15

CORPORATE GOVERNANCE MATTERS

Engagement team to enhance the employee experience. This transformation is a reflection of how we approach our corporate culture, and how we engage with and support our employees both at work and in other aspects of their lives.

We support an inclusive and diverse work environment across our company through a range of strategic programs. Our internal processes and programs target inclusion and diversity as a key area of importance and externally we place emphasis on the topic during philanthropic activities. Our Director for Global Inclusion and Diversity focuses on supporting our strategy to be an employer of choice, chairs the company’s Inclusion and Diversity Committee, and helps to ensure that all employees feel they are heard and valued to harness the power of an engaged workforce.

We are committed to proactively evaluating and addressing community needs in the areas where we operate. Many of our locations have made strong connections with local community members, allowing Koppers representatives to share facility information and address any questions, observations, concerns and ideas. Our community impact is demonstrated through our employees’ volunteer commitments and a corporate philanthropy program. Employees worldwide volunteer their time to mentor students, enhance local education initiatives, take care of the elderly, assist at homeless shelters and provide hands-on help to those affected by natural disasters.

Collaboration – Communication across our global footprint drives our efforts. All Koppers employees take part in safety training programs and provide direct feedback to leadership as part of the company’s annual engagement survey.

Inclusion and Diversity – We are committed to supporting inclusion and diversity in process and practice. Our Culture and Engagement team ensures that a diverse slate of candidates is considered for open positions. Our first employee resource group, LINKwomen, which was launched in 2018, provides an important development forum for employees and serves as a model for future initiatives. Additionally, the composition of our board of directors has been recognized for gender and racial diversity, including the following:

•	The 2020 Women on Boards Gender Diversity Index ranks Koppers as a Winning “W” Company with 20% or more women on our board of directors.

•	In February 2020, three members of our board of directors, Xudong Feng, Traci L. Jensen and Sonja M. Wilkerson were named to WomenInc. magazine’s 2019 Most Influential Corporate Directors.

•

In 2019, we were nominated for the National Association of Corporate Directors NXT recognition in the Small Cap category, which recognizes exemplary board leadership practices that promote greater diversity and inclusion, ultimately fostering long-term value creation.

Governance

We believe our corporate governance structure is designed to assure accountability to our stakeholders and to make certain that we conduct business in a responsible, ethical way. We maintain a comprehensive Code of Conduct that details the expectations and requirements we have as an organization for our employees. This Code of Conduct applies to all employees, whether we are engaging in peer-to-peer interactions, working to comply with complex regulations, marketing our products, purchasing materials, creating new products, managing our finances or interacting with our communities.

Training employees on the Code of Conduct is a key aspect of our approach to ethics. We require every Koppers employee to complete training on the Code of Conduct annually. We also conduct focused trainings on specific topics that are relevant to employees with particular responsibilities.

We encourage our employees who have questions regarding the Code of Conduct and other ethics issues to seek guidance. Similarly, if an employee recognizes a potential ethics violation, they are empowered and encouraged to notify the appropriate management personnel so that Koppers can investigate and take appropriate corrective action. Employees can also utilize the Koppers Compliance Line, a free confidential resource available 24 hours a day, seven days a week, to ask questions or raise concerns. Another option for anonymous reporting is our third-party email reporting system.

Our board of directors is broadly responsible for contributing to the strategic direction and oversight of the company. Among its duties and responsibilities, the board oversees management’s direction of the legal, ethical and socially responsible behavior of the company, such as developing effective performance measurement systems, reviewing the company’s long-term strategy and overseeing risk management processes. Our leadership council is responsible for directing the development and implementation of the company’s strategic plan, and business operations around the globe. These executive leaders establish and maintain our commitment to ethics, integrity, fiscal responsibility, growth and sustainability.

16	2021 Proxy Statement

CORPORATE GOVERNANCE MATTERS

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board, the non-management directors as a group or specified individual directors may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting practices, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications to the director or directors to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219.

Pursuant to our bylaws, in order to recommend a nominee for election at our annual meeting a shareholder must provide advance notice of such nomination (1) if the meeting is to be held on a date that is within 30 days before or 30 days after the anniversary date of the prior annual meeting, not less than 120 days nor more than 150 days prior to such annual meeting, or (2) if the meeting is to be held on a date that is not within 30 days before or 30 days after the prior annual meeting, not later than the tenth day following the day on which notice of the date of the meeting was mailed or the first public disclosure of the date of such meeting was made, whichever occurs first. In the case of a special meeting to elect directors, notice must be received no later than the tenth day following the earlier of the day on which notice was mailed or the first public disclosure of the date of such meeting. Any such notice must set forth, among other things: (1) the name, age, address and principal occupation of the nominee; (2) a representation that the notifying shareholder intends to appear in person or by proxy to nominate the nominee; (3) the class and number of shares beneficially owned by the nominee; (4) the number of shares to be voted by the notifying shareholder for the nominee; (5) a description of all arrangements between the notifying shareholder and the nominee and other persons pursuant to which the nomination is to be made; (6) all information about the nominee that would be required to be disclosed in a proxy statement (including a written consent to serving as director); and (7) a written representation and agreement, (i) disclosing, and providing that if elected that he or she will disclose, any agreement with any person as to how such nominee will act or vote, (ii) disclosing, and providing that if elected that he or she will disclose, any other commitments that could interfere with his or her fiduciary duties, (iii) disclosing, and providing that if elected that he or she will disclose, any agreement with any person with respect to direct or indirect compensation or indemnification for services as director, and (iv) providing that if elected that he or she will comply with all applicable corporate governance, conflict of interest, stock ownership, trading, and other policies and guidelines.

As to the shareholder giving notice, any beneficial owner on whose behalf the nomination is made, and any person controlled by or controlling such shareholder and beneficial owners, such notice must set forth: (1) their name and address; (2) class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company; (3) a representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders; (4) whether hedging or other transactions have been made to mitigate a loss of such person; and (5) any other information relating to each party that would be required to be disclosed in a proxy statement.

All notices provided must be updated so that the information provided is true and correct as of the record date and as of the date that is ten business days prior to the meeting.

The company may also require any nominee to submit to background checks and an in-person interview and furnish such other information as reasonably required to determine the eligibility of the nominee to serve as an independent director or that could be material to the understanding of independence.

Under our bylaws, no nominations may now be made by shareholders for the 2021 annual meeting.

KOPPERS HOLDINGS INC.	17

CORPORATE GOVERNANCE MATTERS

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), reviewing our annual report on Form 10-K prior to the filing of such report with the SEC, and reviewing our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q with the SEC.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020, with management and with KPMG LLP, our independent auditor for 2020. The audit committee has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the PCAOB. The audit committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2020 the audit committee received frequent reports from our director of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with KPMG LLP their independence. The audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act of 2002) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in its charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

Louis L. Testoni (Chair)	David L. Motley
Traci L. Jensen	Albert J. Neupaver

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

Sonja M. Wilkerson (Chair)	Traci L. Jensen
Xudong Feng	Albert J. Neupaver

18	2021 Proxy Statement

COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 22, 2021, by directors, the NEOs, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)

Xudong Feng	32,192

Traci L. Jensen	14,138

David L. Motley	14,138

Albert J. Neupaver	65,936

Louis L. Testoni	32,708

Stephen R. Tritch	38,217

Sonja M. Wilkerson	14,138

Leroy M. Ball	533,773

Michael J. Zugay	146,353

James A. Sullivan	130,564

Leslie S. Hyde	88,361

Stephanie L. Apostolou	18,608

Steven R. Lacy	67,609	(4)

Douglas J. Fenwick	43,718	(5)

All Directors and Executive Officers as a Group (15 in total)	1,291,153

(1)

Includes the following amounts of common stock that the following individuals and the group have the right to acquire on or within 60 days after March 22, 2021 through the exercise of stock options or vesting of restricted stock units: Mr. Ball, 295,697; Mr. Zugay, 69,287; Mr. Sullivan, 72,290; Ms. Hyde, 48,826; Mr. Lacy, 47,128; and Mr. Fenwick, 27,662; 8,434 restricted stock units for Dr. Feng, Mses. Jensen and Wilkerson and Messrs. Motley, Neupaver, Testoni and Tritch; and all directors and executive officers as a group, 626,987.

(2)

The total number of shares beneficially owned by Mr. Ball and by all directors and executive officers as a group constitutes approximately 2.5% and 5.9%, respectively, of the outstanding shares of our common stock as of March 22, 2021 plus shares of our common stock deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. The total number of shares beneficially owned by each other individual listed in the table above constitutes less than 1.0% of the outstanding shares of our common stock as of March 22, 2021.

(3)	Amounts reported for executive officers include unvested time-based restricted stock units.

(4)	Mr. Lacy ceased being an executive officer pursuant to Rule 3b-7 under the Securities Exchange Act of 1934 effective as of March 1, 2020. Mr. Lacy retired on December 31, 2020.

(5)	Mr. Fenwick ceased being an executive officer pursuant to Rule 3b-7 under the Securities Exchange Act of 1934 effective as of February 14, 2020.

KOPPERS HOLDINGS INC.	19

COMMON STOCK OWNERSHIP

Beneficial Owners of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 22, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	3,207,259	15.10%

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	2,213,476	10.42%

Fuller & Thaler Asset Management, Inc.(3) 411 Borel Avenue, Suite 300 San Mateo, CA 94402	1,710,415	8.05%

(1)

According to the amended Schedule 13G filed January 26, 2021, BlackRock, Inc. beneficially owns 3,207,259 shares of our common stock and has sole dispositive power over such shares. BlackRock, Inc. has sole voting power over 3,178,964 shares.

(2)

According to the amended Schedule 13G filed February 10, 2021, The Vanguard Group, Inc., through certain affiliates, beneficially owns an aggregate of 2,213,476 shares of our common stock and has sole dispositive power over 2,156,952 shares, shared dispositive power over 56,524 shares and shared voting power over 38,115 shares.

(3)

According to the amended Schedule 13G filed February 11, 2021, Fuller & Thaler Asset Management, Inc. beneficially owns 1,710,415 shares of our common stock and has sole dispositive power over such shares. Fuller & Thaler Asset Management, Inc. has sole voting power over 1,668,756 shares.

20	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary
Our Compensation Philosophy	Our management development and compensation committee (which we refer to as the committee) makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders by attracting and retaining executives who will be inspired and motivated to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies.

Our Pay Practices	What we do:	What we don’t do:

✓ Directly link a significant portion of pay to performance

✓ Weigh long-term incentives more heavily in favor of performance-based awards

✓ Require compliance with stock ownership requirements

✓ Engage an independent consultant

✓ Maintain the ability to clawback compensation in connection with a financial restatement

×  No change in control tax gross-ups

×  No new participants in our Pension or Supplemental Executive Retirement Plans

×  No stock options with exercise price below market

×  No hedging, pledging or short sales of our stock

Our Performance

•  Consolidated sales of $1.669 billion increased by $32.1 million, or 2.0 percent, as compared to $1.637 billion in the prior year. Despite headwinds associated with the global pandemic, 2020 sales represented the fourth consecutive year of growth as well as the highest level of revenues in the history of the company, excluding KJCC.

•  Net income attributable to Koppers for 2020 was $122.0 million compared with net income of $66.6 million in the prior year. As adjusted, EBITDA was $211.0 million, compared with $201.1 million in the prior year.

•  Adjusted EBITDA margin for 2020 was 12.6% compared with 12.3% in the prior year.

•  We achieved diluted EPS of $5.71 for fiscal year 2020, our second highest EPS ever behind only fiscal year 2008, compared with $3.16 in the prior year. As adjusted, EPS was $4.12 compared with $3.18 in the prior year.

Compensation of our Named Executive Officers

•  Our NEOs received annual incentive awards at 103% of their targets. Additional one-time only cash incentives were awarded to all eligible participants in our annual incentive plan, including our NEOs, to recognize the successful completion of the sale of KJCC and related annual incentive shortfalls from prior years caused by understated pricing paid by KJCC’s largest customer in such prior years. All eligible participants in our annual incentive plan from our Performance Chemicals segment, including Mr. Fenwick, also received an additional one-time discretionary bonus in recognition of the exceptional performance of the Performance Chemicals business in 2020.

•  Long-term incentives represented, on average, 43% of our NEOs’ 2020 total direct compensation, 28% of which were in the form of performance-based awards.

Our Named Executive Officers	This Compensation Discussion and Analysis describes the compensation of the following NEOs:

Name	Current Title

Leroy M. Ball	President and Chief Executive Officer

Michael J. Zugay	Chief Financial Officer

James A. Sullivan	Executive Vice President and Chief Operating Officer

Leslie S. Hyde	Senior Vice President and Chief Sustainability Officer

Stephanie L. Apostolou	General Counsel and Secretary

Steven R. Lacy	Former Assistant to the President of Koppers Inc.*

Douglas J. Fenwick	President, Performance Chemicals**

*   Mr. Lacy served as our Chief Administrative Officer, General Counsel and Secretary through March 1, 2020 and as our Assistant to the President of Koppers Inc. until his retirement on December 31, 2020. Mr. Lacy ceased being an executive officer pursuant to Rule 3b-7 under the Securities Exchange Act of 1934 effective as of March 1, 2020.

**  Mr. Fenwick ceased being an executive officer pursuant to Rule 3b-7 under the Securities Exchange Act of 1934 effective as of February 14, 2020.

KOPPERS HOLDINGS INC.	21

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

•

Pay for Performance — A significant portion of the total compensation of our NEOs should be based on performance and at risk. We will pay our NEOs higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.

•

Pay Competitively — We believe that total compensation for our NEOs should generally approximate the market median at target performance. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue and complexity. Our peer group is listed below in the section called “Companies Used for Defining Competitive Compensation.”

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Components of Our Compensation Program

The compensation objectives for our NEOs are achieved through the following mix of components of target direct compensation for our CEO and most other NEOs, respectively, which are discussed in more detail later in this Compensation Discussion and Analysis.

CEO Target Direct Compensation	Other NEO Target Direct Compensation

•

Base Salary — Recognizes different levels of responsibility within the company and serves as the basis for establishing target payouts for annual cash incentives and long-term equity incentives. Base salaries achieve our objectives to attract and retain our executives.

•

Annual Cash Incentive or ACI — Variable annual cash awards, based upon adjusted EBITDA performance. Annual cash incentives serve to enhance our business growth and profitability by linking executive pay to corporate performance. Annual cash incentives achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

•

Long-Term Equity Incentives — Generally comprised of PSUs, stock options and RSUs. Long-term equity incentives focus executives on the achievement of long-term corporate goals and strengthen the retention value of our compensation program. Long-term equity incentives also achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

22	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

In addition to the components outlined above, our compensation program also provides our executives with retirement benefits and certain perquisites. While we do not consider these benefits key components of our compensation program, they do assist in achieving our compensation objectives of attracting and retaining talented executives.

2020 Say-on-Pay Vote

We received strong support for our executive compensation program in the annual “say on pay” vote with over 97% approval at the 2020 annual meeting. The committee believes these results reflect our shareholders’ affirmation of our executive compensation program. Nevertheless, the committee regularly reviews and adjusts the program as needed to ensure it remains competitive and aligned with the best interests of the company and its stakeholders.

Our Compensation-Setting Process

Through the course of our compensation-setting process:

•	The independent members of our board make CEO compensation decisions, based on the recommendation of the committee;

•	The independent members of the board make compensation decisions regarding the other NEOs, based on the recommendation of the committee and the CEO; and

•	The committee is advised by an independent compensation consultant.

As in prior years, the fiscal year 2020 compensation decisions for our NEOs were made in three steps.

Steps	When

1. Design Program — The program for the year is approved (including targeted levels of annual and long-term pay, fixed and incentive compensation, and any base salary adjustment).	Beginning of fiscal year

2. Establish Range of Compensation Opportunities — Incentive compensation opportunities are set based on corporate performance. Minimum, target, and maximum performance levels and payouts are established for incentive awards.

Beginning of fiscal year

3. Review Performance — Performance is reviewed and incentive pool amounts are approved which leads to decisions about annual cash incentive awards and performance-based long-term equity awards.	Beginning of next fiscal year

The committee may use its judgment to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the NEOs. The committee believes that it is in the best interest of the company and its shareholders that the committee have sufficient latitude to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Overview of 2020 Operating Performance and Summary of Cash Incentive Determinations

Our 2020 results reflected our success in advancing our company’s strategy to be the global leader in wood-preservation based technologies and expanding our profitability. Specifically, we achieved the following operational milestones in 2020:

•

Consolidated sales of $1.669 billion increased by $32.1 million, or 2.0 percent, as compared to $1.637 billion in the prior year. Despite headwinds associated with the global pandemic, 2020 sales represented the fourth consecutive year of growth as well as the highest level of revenues in the history of the company, excluding KJCC.

•	Our Performance Chemicals segment achieved its highest revenue ever at $526.3 million, as compared to $448.3 million in the prior year.

•

Net income attributable to Koppers for 2020 was $122.0 million compared with net income of $66.6 million in the prior year. As adjusted, EBITDA was $211.0 million, compared with $201.1 million in the prior year.

•	Adjusted EBITDA margin for 2020 was 12.6% compared with 12.3% in the prior year.

•

We achieved diluted EPS of $5.71 for fiscal year 2020, our second highest EPS ever behind only fiscal year 2008, compared with $3.16 in the prior year. As adjusted, EPS was $4.12 compared with $3.18 in the prior year.

In addition to these operational milestones, on September 30, 2020, we sold KJCC to Fangda Carbon New Material Co., Ltd and C-Chem Co., Ltd., a subsidiary of Nippon Steel Chemical & Material Co., Ltd. KJCC was located in Pizhou, Jiangsu Province, China and was a 75 percent-owned coal tar distillation company which was part of our CMC segment. The sales price was $107.0 million, excluding working capital adjustments. We

KOPPERS HOLDINGS INC.	23

EXECUTIVE AND DIRECTOR COMPENSATION

realized approximately $65 million of net cash, after taxes and expenses, and applied the proceeds toward debt reduction. Consequently, in 2020, through cash generated from operating activities and the KJCC net proceeds, we were able to reduce our net debt by $131.5 million, a record amount in debt paydown.

As a result of our financial performance in 2020, annual cash incentives and certain one-time cash incentives related to the sale KJCC or the exceptional performance of the Performance Chemicals business were paid to our NEOs and all eligible participants in our annual incentive plan, as discussed below.

Overview of 2020 NEO Compensation. Our 2020 actual NEO compensation includes both short- and long-term incentives established using financial metrics. In addition to base salary, this structure, shown graphically below, includes cash incentives and long-term equity incentives, comprised of PSUs (for all NEOs except Mr. Lacy), stock options (for all NEOs except Mr. Lacy and Ms. Apostolou) and RSUs.

For our CEO, Mr. Ball, approximately 79 percent of 2020 direct compensation is pay-at-risk, which is payable over time or determined based upon financial goals or performance achievements. For our other NEOs, on average approximately 66 percent of 2020 direct compensation is pay-at-risk.

2020 CEO Actual Compensation Mix	2020 Other NEOs Average Actual Compensation Mix

The following represents the total direct compensation to our NEOs for 2020, computed in accordance with SEC regulations.

				Long-Term Incentive

NEO	Base Salary	One-Time Cash Incentive(1)	Annual Cash Incentive	PSUs	Stock Options	RSUs	Total Direct Compensation
Leroy M. Ball	$864,450	$205,808	$890,384	$763,596	$777,999	$518,664	$4,020,901
Michael J. Zugay	$402,791	$ 57,538	$248,925	$148,245	$151,042	$100,682	$1,109,223
James A. Sullivan	$500,000	$189,280	$386,250	$294,445	$300,000	$199,990	$1,869,965
Leslie S. Hyde	$322,040	$ 46,431	$200,875	$119,623	$121,882	$ 81,249	$ 892,100
Stephanie L. Apostolou	$282,913	$ 35,712	$154,500	$ 88,330	$ —	$149,993	$ 711,448
Steven R. Lacy	$449,817	$ 94,255	$ —	$ —	$ —	$562,262	$1,106,334
Douglas J. Fenwick	$304,485	$ 92,730	$188,172	$112,063	$114,176	$ 76,106	$ 887,732

(1)

All NEOs received a one-time cash incentive related to the sale of KJCC in 2020. In addition, Mr. Fenwick received a one-time cash incentive related to the exceptional performance of the Performance Chemicals business in 2020.

Please see our Summary Compensation Table on page 33 which also reports amounts for Changes in Pension Value, Nonqualified Deferred Compensation Earnings and All Other Compensation.

Total Realized Compensation

Below is a comparison of 2020 target compensation to total realized compensation for our NEOs. Total realized compensation is based on the actual dollar value of awards delivered to our NEOs in any given year. This measure further demonstrates our ongoing commitment to compensating our leadership based on the company’s performance and placing a significant portion of senior executive compensation at risk. For example, total realized compensation was meaningfully lower than target for most of our NEOs in 2020 because our total shareholder return measured against that of the S&P Small Cap 600 Materials Index over the three-year period ended December 31, 2020 was at the 24th percentile, and therefore, none of the PSUs

24	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

awarded in 2018 vested. Mr. Lacy’s total realized compensation was meaningfully higher than target in 2020 because, in connection with Mr. Lacy’s transition from his position as Chief Administrative Officer, General Counsel and Secretary into the role of Assistant to the President of Koppers Inc., prior to his subsequent retirement on December 31, 2020, Mr. Lacy’s 2020 long-term incentive award consisted of a single RSU grant, which vested on December 31, 2020.

NEO	2020 Target Compensation	2020 Total Realized Compensation	% of Target Realized
Leroy M. Ball	$4,322,250	$2,789,450	64.5%
Michael J. Zugay	$1,147,955	$ 933,678	81.3%
James A. Sullivan	$1,875,000	$1,306,644	69.7%
Leslie S. Hyde	$ 926,364	$ 783,298	84.6%
Stephanie L. Apostolou	$ 750,000	$ 506,830	67.6%
Steven R. Lacy	$1,012,088	$1,836,765	181.5%
Douglas J. Fenwick	$ 867,782	$ 730,485	84.2%

Total realized compensation is calculated as follows:

2020 Compensation Decisions and Performance

Base Salary. As part of setting pay mix and structure for 2020, the committee evaluated NEO base salaries. Annual salary increases are neither automatic nor guaranteed, but determined by the committee after taking into consideration each NEO’s position with the company, their respective responsibilities and experience and peer company information for similar positions. Based on this evaluation, the following base salary increases were approved by the committee in 2020. The committee only approved base salary increases for NEOs who assumed new responsibilities in 2020. The committee elected to leave the base salary rate of the other NEOs unchanged for 2020.

NEO	Base Salary as of January 1, 2020	Base Salary as of March 1, 2020	Percentage Increase in 2020
Mr. Ball	$864,450	$864,450	0.0%
Mr. Zugay	$402,791	$402,791	0.0%
Mr. Sullivan(1)	$500,000	$500,000	21.4%
Ms. Hyde(2)	$309,440	$325,040	5.0%
Ms. Apostolou(3)	$211,150	$300,000	42.1%
Mr. Fenwick	$304,485	$304,485	0.0%

(1)

Effective January 1, 2020, a base salary increase of 21.4% was awarded to Mr. Sullivan to reflect his new responsibility as Executive Vice President and Chief Operating Officer, which he assumed on January 1, 2020.

(2)

Effective March 1, 2020, a base salary increase of 5.0% was awarded to Ms. Hyde to reflect her new responsibility as Senior Vice President and Chief Sustainability Officer, which she assumed on January 1, 2020.

(3)	Effective March 1, 2020, a base salary increase of 42.1% was awarded to Ms. Apostolou to reflect her new responsibility as General Counsel and Secretary, which she assumed on March 1, 2020.

Annual Cash Incentives. In early 2020, the committee approved and the board ratified our annual incentive plan, which served as the company’s main annual incentive plan for salaried employees. The annual cash incentive payouts under the annual incentive plan are based upon: (1) each participant’s target total annual incentive (100% of salary for Mr. Ball, 75% of salary for Mr. Sullivan, 60% of salary for Mr. Zugay, Ms. Hyde

KOPPERS HOLDINGS INC.	25

EXECUTIVE AND DIRECTOR COMPENSATION

and Mr. Fenwick and 50% of salary for Ms. Apostolou) and (2) the company’s performance in relation to adjusted EBITDA targets contained in the plan. Adjusted EBITDA, as measured under the annual incentive plan, is defined as earnings before interest, taxes, depreciation and amortization, as adjusted by the committee in its discretion to account for certain items, as set forth on Appendix C hereto.

Effective March 1, 2020, Mr. Lacy transitioned from his position as Chief Administrative Officer, General Counsel and Secretary and into the role of Assistant to the President of Koppers Inc., prior to his subsequent retirement on December 31, 2020. In connection with his transition and retirement, we entered into a separate arrangement with Mr. Lacy which provided that he would not be eligible for an annual cash incentive award for 2020 and his 2020 long-term incentive award consisted of a single RSU grant, which vested on December 31, 2020.

Taking all of these elements together, the committee’s framework for determining annual cash incentives for the NEOs, except Mr. Lacy, can be expressed as follows:

(1)	The 2020 target total annual incentives for our NEOs were: Mr. Ball ($864,450), Mr. Zugay ($241,675), Mr. Sullivan ($375,000), Ms. Hyde ($195,024), Ms. Apostolou ($150,000) and Mr. Fenwick ($182,691).

The committee established a target corporate adjusted EBITDA performance level of $209.4 million along with a range of incentive payouts at threshold, target and maximum performance levels, as set forth below.

Corporate Adjusted EBITDA	Performance	% of Target	% of Payout
Maximum	$251,280,000	120%	150%
Actual	$211,508,000	101%	103%
Target	$209,400,000	100%	100%
Threshold	$167,520,000	80%	50%

For 2020, the company achieved adjusted EBITDA performance of $211.5 million, as calculated for purposes of the annual cash incentives. This corresponded to achievement of 101% of target adjusted EBITDA performance and a 103% payout level, which resulted in the following annual cash incentives to our NEOs:

Annual Cash Incentive

Mr. Ball

Mr. Zugay

Mr. Sullivan
Ms. Hyde

26	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Ms. Apostolou

Mr. Fenwick

One-Time Cash Incentives. In November 2020, the committee approved a one-time cash incentive payment in the aggregate amount of $3.0 million to all eligible participants in our annual incentive plan, including our NEOs. This one-time cash incentive was intended to not only recognize the successful completion of the sale of KJCC on September 30, 2020, but also to recognize that annual incentive determinations in prior years were impacted by the understated pricing paid by KJCC’s largest customer in such prior years. As a result, the following one-time cash incentive payments to our NEOs were approved:

NEO	One-Time Cash Incentive Payment

Mr. Ball	$205,808

Mr. Zugay	$ 57,538

Mr. Sullivan	$189,280

Ms. Hyde	$ 46,431

Ms. Apostolou	$ 35,712

Mr. Lacy	$ 94,255

Mr. Fenwick	$ 43,495

Separately, in February 2021, the committee approved a one-time discretionary cash incentive to all eligible participants in our annual incentive plan from our Performance Chemicals segment, including to Mr. Fenwick in the amount of $49,235. This one-time discretionary cash incentive was intended to recognize the exceptional performance of the Performance Chemicals business, which achieved record-setting sales and profitability levels in 2020.

KOPPERS HOLDINGS INC.	27

EXECUTIVE AND DIRECTOR COMPENSATION

Long-Term Equity Incentives. In 2020, each NEO (except Mr. Lacy and Ms. Apostolou) received his or her long-term incentive award in three primary forms (with the applicable weighting determined as described below): PSUs (50%), which measure our performance over a three-year period, stock options (30%) and RSUs (20%), which vest in annual installments of 25% over four years. Equity awards are granted under our shareholder-approved 2020 Long Term Incentive Plan, or a predecessor plan (the “LTIP”). As noted above, Mr. Lacy’s long-term incentive award consisted of a single time-based restricted stock unit grant, which vested on December 31, 2020. Ms. Apostolou’s long-term incentive award consisted of PSUs (50%) and RSUs (50%). This was intended to accelerate Mr. Lacy’s equity ownership and to facilitate an orderly transition of Mr. Lacy’s responsibilities to Ms. Apostolou. The table below summarizes the material terms and conditions of the 2020 long-term incentive awards.

What objective does the award serve?

•   PSUs align shareholder and management interests by focusing management on relative stock price appreciation.

•   Stock options align shareholder and management interests by providing a reward based solely on stock price appreciation.

•   RSUs align to shareholder interests and also help to retain participants (some of whom are currently eligible for retirement), as well as to attract the next generation of our senior management.

When do the options and RSUs vest?	Stock options and RSUs vest in equal annual installments over four years.
When do the PSUs vest?	Subject to certain retirement and termination provisions, PSUs will vest, if earned, if the participant remains in service through the third anniversary of the award date.
How do we measure performance for the PSUs?

•   PSUs granted prior to 2019 will vest, if at all, if the relevant threshold performance level is met at the end of the three-year performance period.

•   PSUs granted in 2019 or later will be eligible to be earned in three separate tranches each representing one-third of the total award. The first tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a one-year performance period. The second tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a two-year performance period and the third tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a three-year performance period.

•   Performance is based upon the company’s TSR relative to the S&P Small Cap 600 Materials Index at the end of the applicable performance period.

PSU performance is based on a range of relative TSR achieved over the relevant performance period as set forth in the following table:

Relative TSR	Performance	% of Units to Vest
Outstanding	≥80th percentile	200%
	70th percentile	150%

Target	50th percentile	100%
	35th percentile	50%
Threshold	≤ 25th percentile	0%

The percentage vesting is interpolated on a straight-line basis for performance between levels above the threshold. If the company’s TSR is negative during the three-year performance period, then the cumulative number of units that may vest for such three-year period will be capped at either 100% of target (for awards granted in or before 2019) or 150% of target (for awards granted in or after 2020). For PSUs granted in 2019 or later, performance is based upon the same range of relative TSR to the S&P Small Cap 600 Materials Index, but, as described above, such PSUs will be eligible to be earned in three equal tranches based upon the company’s relative TSR achieved over one-year, two-year and three-year performance periods.

We grant equity awards to executives on an annual basis using a grant date that occurs in the first quarter of each year. We also periodically grant equity awards in connection with certain management events, such as the hiring or promotion of an executive or the achievement by an executive of extraordinary personal performance objectives. Each equity award granted to our executives has a grant date that was on or after the date on which the committee approved the award. It is possible that the committee may possess material

28	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

nonpublic information when it approves awards. However, awards are granted only at certain times of the year or in connection with certain management events, and the committee does not try to achieve more advantageous grant dates in connection with the timing of the release of material nonpublic information.

The target dollar value of all equity awards to each NEO is determined based upon a multiplier of base salary. Once the total dollar value of the awards is determined for each NEO, the actual number of PSUs, stock options and RSUs is determined for each NEO (except Mr. Lacy and Ms. Apostolou) as follows: 50 percent of the total dollar value is allocated to the PSU portion of the award, 30 percent of the total dollar value is allocated to the stock option portion of the award and 20 percent of the total dollar value is allocated to the RSU portion of the award. As described above, for Mr. Lacy 100 percent of the total dollar value of his 2020 award was allocated to RSUs and, for Ms. Apostolou, 50 percent of the total dollar value was allocated to the PSU portion of the award and 50 percent of the total dollar value was allocated to the RSU portion of the award. The committee then uses the closing price of our common stock on the NYSE on the grant date to determine the number of PSUs and RSUs awarded. To determine the number of stock options awarded, the committee divides the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which is determined in accordance with the Black-Scholes valuation method by an independent valuation consultant.

The granting of a combination of stock options, RSUs and PSUs falls within the range of peer group practices and has a strong performance orientation. Based on data provided by our compensation consultant, the long-term incentive portion of our NEO’s total direct compensation is aligned with peer group average practice.

Forfeiture of the 2018-2020 Performance-Based Restricted Stock Units. On December 31, 2020, the three-year performance period ended for the PSUs awarded in 2018. Our total shareholder return was measured against that of the S&P Small Cap 600 Materials Index (as described above) over the three-year period ended December 31, 2020. Our ranking on this performance measure was at the 24th percentile, which meant that the threshold was not met. Therefore, none of the PSUs awarded in 2018 vested.

Results for the 2019-2021 Performance-Based Restricted Stock Units. On December 31, 2020, the two-year performance period ended for the second tranche of the PSUs awarded in 2019, and on December 31, 2019, the one-year performance period ended for the first tranche of the PSUs awarded in 2019. Our total shareholder return was measured against that of the S&P Small Cap 600 Materials Index (as described above) over the two-year period ended December 31, 2020 and the one-year period ended December 31, 2019, respectively. Our ranking on this performance measure was at the 85th percentile for the two-year period ended December 31, 2020 and at the 92nd percentile for the one-year period ended December 31, 2019, resulting in payouts at 200% of target for both tranches. All earned shares generally will vest on March 6, 2022 if the participant remains in service through such date. If the company’s TSR is negative during the three-year performance period beginning on January 1, 2019 and ending on December 31, 2021, then the cumulative number of units that may vest for such three-year period will be capped at 100% of target.

Results for the 2020-2022 Performance-Based Restricted Stock Units. On December 31, 2020, the one-year performance period ended for the first tranche of the PSUs awarded in 2020. Our total shareholder return was measured against that of the S&P Small Cap 600 Materials Index (as described above) over the one-year period ended December 31, 2020. Our ranking on this performance measure was at the 6th percentile for the one-year period ended December 31, 2020. Therefore, no shares were earned for the first tranche of the PSUs awarded in 2020. All earned shares for the second tranche and third tranche, if any, generally will vest on March 3, 2023 if the participant remains in service through such date. If the company’s TSR is negative during the three-year performance period beginning on January 1, 2020 and ending on December 31, 2022, then the cumulative number of units that may vest for such three-year period will be capped at 150% of target.

Retirement Benefits. We maintain a defined contribution plan that permits U.S. salaried employees, including the NEOs, to contribute up to 60 percent of pay, subject to applicable limits for 401(k) plans. We match 100 percent of salaried employee contributions to the 401(k) plan on the first three percent of an employee’s salary contributed to the plan and match 50 percent on the next two percent of an employee’s salary contributed to the plan. We also maintain a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the NEOs, in our defined contribution plan under U.S. tax law. Under both plans, we make employer non-elective contributions tied to our financial performance. Employer contributions have not yet been made for 2020, however, we have assumed such contributions will be paid for 2020 and the corresponding amounts are included in the tables below.

At the time of his retirement on December 31, 2020, Mr. Lacy was covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, a tax-qualified pension plan that we refer to as the

KOPPERS HOLDINGS INC.	29

EXECUTIVE AND DIRECTOR COMPENSATION

salaried plan, the Retirement Income Restoration Plan, a non-qualified excess defined benefit plan that we refer to as SERP l, and the Supplemental Executive Retirement Plan, a non-qualified excess defined benefit plan that we refer to as SERP II. Ms. Hyde is also a participant in the salaried plan and SERP II. No other NEOs participate in the salaried plan, SERP I or SERP II. At the time of his retirement on December 31, 2020, Mr. Lacy was also covered under our Survivor Benefit Plan, which makes him eligible for a post-retirement survivor benefit. Ms. Hyde is also a participant in the Survivor Benefit Plan. No other NEOs are covered under our Survivor Benefit Plan. More information on the salaried plan, SERP I, SERP II and the Survivor Benefit Plan can be found under 2020 Pension Benefits on pages 41 and 42.

Perquisites and Other Benefits. We provide a limited number of perquisites and other benefits to certain of our NEOs, which include club dues, parking and executive physicals. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the “All Other Compensation” column of the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 33.

Our NEOs also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Compensation Policies and Practices

Compensation and Risk. The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s performance;

•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term stock price appreciation; and

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Role of Consultants. In accordance with its authority to retain advisors, in early 2020, the committee engaged Meridian Compensation Partners, LLC (“Meridian”) as outside consultants to advise the committee with respect to 2020 compensation design decisions.

Meridian does not advise our management, or receive any other compensation from us. In its role as independent advisor to the committee, Meridian provided advice to the committee from time to time on various executive compensation matters including conducting an annual competitive compensation analysis, which Meridian prepared for the committee in early 2020.

In compliance with the SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, Meridian provided the committee with a completed questionnaire addressing each of the six independence factors enumerated in the SEC requirements. Their responses affirm the independence of Meridian and the partners, consultants, and employees who service the committee on executive compensation matters and governance issues.

30	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Companies Used for Defining Competitive Compensation. As stated above, one of the committee’s principles is to target the compensation of our NEOs within a range of the market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity. For purposes of 2020 compensation decisions, the peer group selected by the committee, in consultation with Meridian, consisted of the following:

Aegion Corporation	H.B. Fuller Company	Simpson Manufacturing Co., Inc.

Armstrong World Industries, Inc.	Hillenbrand, Inc.	Standex International Corporation

Cabot Corporation	Innospec, Inc.	Stepan Company

EnPro Industries, Inc.	Louisiana-Pacific Corporation	Sterling Construction Company, Inc.

Ferro Corporation	Masonite International Corporation	Tronox Holdings plc

Gibraltar Industries, Inc.	Minerals Technologies, Inc.	UFP Industries, Inc.

The Greenbrier Companies, Inc.	OMNOVA Solutions Inc.(1)

Granite Construction Incorporated	Quaker Chemical Corporation

(1)

OMNOVA Solutions Inc. was part of the peer group for purposes of determining 2020 compensation. OMNOVA Solutions Inc. was acquired by Synthomer PLC in April 2020. Because compensation benchmarking data is no longer available for OMNOVA Solutions Inc., the committee removed it from the peer group for 2021.

In terms of size, our revenue, total assets and net income ranked in the 56th, 39th and 32nd percentiles, respectively, of our peer group, while our market capitalization and number of employees ranked below the 25th percentile. Statistical regression was not used to adjust peer compensation data based on our revenue positioning relative to the peer group.

Through its competitive assessment, Meridian determined that the aggregate target cash and target total compensation for the majority of our executives fell at or below the market median competitive range, primarily due to base salaries (which drive target annual incentives and long-term incentives) that are generally below market.

In advance of its decisions regarding 2021 compensation, the committee again reviewed with Meridian the peer group companies listed above and confirmed that it continues to constitute an appropriate peer group for benchmarking our executive compensation programs. Accordingly, the committee did not make any changes to the peer group for purposes of 2021 compensation decisions, other than the removal of OMNOVA Solutions Inc. from the peer group as described above.

Stock Ownership Requirements for Our Named Executive Officers. The committee and our board of directors have approved stock ownership requirements. The requirements apply to selected members of the management team, including all of the NEOs except Mr. Lacy. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under “Stock Ownership Guidelines for Our Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate senior management’s commitment to and confidence in the company’s long-term prospects;

•	align senior management’s interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our senior management.

Our stock ownership requirements require our officers to accumulate a specified number of shares expressed as the value of stock ownership as a multiple of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from exercising stock options, the vesting of RSUs and PSUs.

Position		Ownership Requirement Multiple of Base Salary

Chief Executive Officer	(Mr. Ball)	6x

Chief Operating Officer	(Mr. Sullivan)	4x

Chief Financial Officer; Chief Sustainability Officer; President, Performance Chemicals	(Mr. Zugay, Ms. Hyde and Mr. Fenwick)	3x

General Counsel and Secretary	(Ms. Apostolou)	2x

KOPPERS HOLDINGS INC.	31

EXECUTIVE AND DIRECTOR COMPENSATION

Unvested RSUs and shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested PSUs and unexercised stock options do not count toward meeting the stock ownership requirements for our executives.

Four of our NEOs have achieved compliance with the target ownership level and two NEOs continue to comply with the 75 percent retention ratio. Mr. Lacy was no longer subject to our stock ownership requirements effective March 1, 2020 upon his transition into the role of Assistant to the President of Koppers Inc.

Policy on Derivative Transactions and Restrictions on Hedging Transactions. In January 2017, we instituted a policy that prohibits our employees, officers and directors from directly or indirectly engaging in the following types of transactions with respect to our securities: certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, that would allow an employee, officer or director to hedge or offset any decrease in the market value of our securities; short sales; transactions in publicly traded options; pledging our securities as collateral for a loan; or holding our securities in margin accounts or a brokerage account with a “margin feature” (unless the margin feature is not utilized, company securities are otherwise excluded from being pledged or the account holder does not engage in any transaction that results in a lien upon the company securities in the account).

Clawback Policy. In March 2017, we instituted a clawback policy that provides that any cash or equity incentive-based compensation paid to any executive officer and certain employees is subject to recoupment if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement. Our right of recoupment under this policy applies only to cash or equity incentive-based compensation paid during the three years prior to the date of the restatement, provided, however, that this three-year limitation will not apply if the restatement resulted from fraud or misconduct.

Contracts. We use contractual arrangements where appropriate to assist in recruitment and retention of our NEOs. We have entered into separate change in control agreements with all NEOs, except Mr. Lacy. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 43 below.

Tax Considerations. For federal income tax purposes, cash compensation, such as base salary or cash incentive, is includible as ordinary compensation income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to any one NEO in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the committee designed awards under its prior cash incentive plan, as well as PSUs and stock options granted under equity incentive plans, that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation payable under awards granted by the committee before 2018 with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, compensation in excess of $1 million payable to our NEOs under awards granted on and after January 1, 2018 generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the NEOs, the committee will — consistent with its past practice — design compensation programs that are intended to be in the best long-term interests of the company and our shareholders, with deductibility of compensation being one of several considerations taken into account.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

32	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table and related footnotes describe the total compensation awarded to, earned by or paid to our NEOs for services rendered during fiscal years 2020, 2019 and 2018.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(4)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Leroy M. Ball President and Chief Executive Officer	2020	$864,450	$205,808	$1,282,260	$777,999	$890,384	$2,383	$103,263	$4,126,547
	2019	857,719	—	2,208,407	692,535	864,634	977	94,066	4,718,338
	2018	833,338	—	1,717,559	672,361	725,350	854	94,583	4,044,045
Michael J. Zugay Chief Financial Officer	2020	$402,791	$57,538	$248,927	$151,042	$248,925	$553	$56,696	$1,166,472
	2019	399,641	—	467,632	146,651	241,694	223	50,275	1,306,116
	2018	388,243	—	363,662	142,376	202,760	182	65,157	1,162,380
James A. Sullivan Executive Vice President and Chief Operating Officer	2020	$500,000	$189,280	$494,435	$300,000	$386,250	$499	$66,726	$1,937,190
	2019	408,766	—	573,975	179,999	247,193	190	56,706	1,466,829
	2018	388,642	—	459,756	179,997	219,143	142	53,966	1,301,646
Leslie S. Hyde(1) Senior Vice President and Chief Sustainability Officer	2020	$322,040	$46,431	$200,872	$121,882	$200,875	$39,718	$125,481	$1,057,299

Stephanie L. Apostolou(2) General Counsel and Secretary	2020	$282,913	$35,712	$238,323	$—	$154,500	$—	$21,204	$732,652

Steven R. Lacy Former Assistant to the President of Koppers Inc.	2020	$449,817	$94,255	$562,262	$—	$—	$60,953	$155,317	$1,322,604
	2019	446,263	—	522,084	163,721	269,829	66,180	177,995	1,646,072
	2018	433,438	—	406,015	158,955	226,363	790	51,528	1,277,089
Douglas J. Fenwick(3) President, Performance Chemicals	2020	$304,485	$92,730	$188,169	$114,176	$188,172	$350	$45,274	$933,356
	2019	299,316	—	341,124	106,974	176,306	157	39,212	963,089

(1)	Ms. Hyde was not an NEO in 2018 or 2019.

(2)	Ms. Apostolou was not an NEO in 2018 or 2019.

(3)	Mr. Fenwick was not an NEO in 2018.

(4)

The amounts shown in these columns represent the aggregate grant date fair value of RSUs, stock options and PSUs granted to our NEOs computed in accordance with FASB ASC Topic 718. The value of PSUs disclosed in the table is based upon the target amount of shares granted, using a fair value based on a Monte Carlo valuation model. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2020, December 31, 2019 and December 31, 2018. Assuming the maximum amount of shares are granted (based on our relative TSR performance), the grant date fair values of PSUs granted in 2020, 2019 and 2018 are: (i) for 2020, Mr. Ball, $1,527,192; Mr. Zugay, $296,491; Mr. Sullivan, $588,890; Ms. Hyde, $239,246; Ms. Apostolou, $176,660; and Mr. Fenwick, $224,125; (ii) for 2019, Mr. Ball, $3,493,446; Mr. Zugay, $739,747; Mr. Sullivan, $907,959; Mr. Lacy, $825,908; and Mr. Fenwick, $539,617; and (iii) for 2018, Mr. Ball, $2,538,637; Mr. Zugay, $537,545; Mr. Sullivan, $679,565; and Mr. Lacy, $600,120.

(5)

The amount disclosed in this column represents: (i) for Mr. Lacy and Ms. Hyde, the aggregate change in the present value of the executive’s accumulated pension benefit; and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. The increase or decrease, as applicable, in the present value of accumulated pension benefit was as follows: Ms. Hyde: $39,545 (2020); and Mr. Lacy: $59,379 (2020), $65,444 (2019), and negative $12,837 (2018). Negative amounts are not reflected in the amounts disclosed above. The remainder of the amount reported in this column for each NEO for 2020, 2019 and 2018, respectively, represents the above-market interest on deferred compensation. Additional information regarding these plans is below under “2020 Pension Benefits” and “2020 Non-qualified Deferred Compensation.”

KOPPERS HOLDINGS INC.	33

EXECUTIVE AND DIRECTOR COMPENSATION

(6)	Includes all other compensation as described in the table below.

All Other Compensation Table (2020)

	Perquisites		Other Compensation
	Club Dues	Total Perquisites(1)	Defined Contribution Plan Contributions(2)	Benefit Restoration Plan Contributions(3)	Total Other Compensation(4)	Total All Other Compensation

Leroy M. Ball	$14,710	$15,055	$20,546	$67,662	$88,208	$103,263

Michael J. Zugay	16,463	16,513	23,085	17,098	40,183	56,696

James A. Sullivan	16,978	17,028	23,085	26,613	49,698	66,726

Leslie S. Hyde	—	—	21,566	8,497	125,481	125,481

Stephanie L. Apostolou	—	—	17,228	3,976	21,204	21,204

Steven R. Lacy	—	—	23,085	21,685	155,317	155,317

Douglas J. Fenwick	12,378	12,378	23,085	9,811	32,896	45,274

(1)

The aggregate incremental cost for the perquisites is based on our direct, out-of-pocket cost for providing those benefits. In addition to club dues, Mr. Ball received parking reimbursement and Messrs. Ball, Zugay and Sullivan received a nominal holiday gift.

(2)

The full amount of “defined contribution plan contributions” disclosed for each NEO includes an assumed amount for employer contributions made under our 401(k) plan. Actual employer contributions have not yet been made for 2020, however, for purposes of this table, we have assumed that such contributions will be paid for 2020. The assumed amount included for employer contributions with respect to each NEO is $11,685.

(3)

Actual Benefit Restoration Plan contributions have not yet been made for 2020, however, for purposes of this table, we have assumed that such contributions will be credited for 2020 in accordance with past practice. Additional information regarding this plan is below under “2020 Non-qualified Deferred Compensation.”

(4)

The full amount of “Total All Other Compensation” disclosed for Ms. Hyde includes $95,418 and for Mr. Lacy includes $110,547 based on an accrued amount attributed to benefits pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan. The expense associated with the Survivor Benefit Plan is calculated by determining the annual change in fair value of our liability for this benefit for accounting purposes.

34	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

2020 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to Messrs. Ball, Zugay, Sullivan, Lacy and Fenwick and Mses. Hyde and Apostolou for performance during 2020 under our annual incentive plan. The actual amounts paid to each NEO are included in the “Summary Compensation Table” above. The table below also reflects PSUs, RSUs and stock options granted to each NEO during 2020 under our LTIP, where applicable.

	Form of Award(1)	Grant Date	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Possible 2020 Payouts Under Non-Equity Incentive Plan Awards(2)(4)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Leroy M. Ball	Annual Cash Incentive Award			432,225	864,450	1,296,675

	PSU Award	3/3/2020	2/11/2020				33,028	66,055	132,110				$763,596

	RSU Award	3/3/2020	2/11/2020							26,422			518,664

	Option Award	3/3/2020	2/11/2020								92,180	$19.63	777,999

Michael J. Zugay	Annual Cash Incentive Award			120,838	241,675	362,513

	PSU Award	3/3/2020	2/11/2020				6,412	12,824	25,648				$148,245

	RSU Award	3/3/2020	2/11/2020							5,129			100,682

	Option Award	3/3/2020	2/11/2020								17,896	$19.63	151,042

James A. Sullivan	Annual Cash Incentive Award			187,500	375,000	562,500

	PSU Award	3/3/2020	2/11/2020				12,736	25,471	50,942				$294,445

	RSU Award	3/3/2020	2/11/2020							10,188			199,990

	Option Award	3/3/2020	2/11/2020								35,545	$19.63	300,000

Leslie S. Hyde	Annual Cash Incentive Award			97,512	195,024	292,536

	PSU Award	3/3/2020	2/11/2020				5,174	10,348	20,696				$119,623

	RSU Award	3/3/2020	2/11/2020							4,139			81,249

	Option Award	3/3/2020	2/11/2020								14,441	$19.63	121,882

Stephanie L. Apostolou	Annual Cash Incentive Award			75,000	150,000	225,000

	PSU Award	3/3/2020	2/11/2020				3,821	7,641	15,282				$88,330

	RSU Award	3/3/2020	2/11/2020							7,641			149,993

Steven R. Lacy	RSU Award	3/3/2020	2/11/2020							28,643			$562,262

Douglas J. Fenwick	Annual Cash Incentive Award			91,346	182,691	274,037

	PSU Award	3/3/2020	2/11/2020				4,847	9,694	19,388				$112,063

	RSU Award	3/3/2020	2/11/2020							3,877			76,106

	Option Award	3/3/2020	2/11/2020								13,528	$19.63	114,176

(1)

The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis—2020 Compensation Decisions and Performance” section under the headings “Annual Cash Incentives” and “Long-Term Equity Incentives.” Grants of long-term equity incentives were made from the 2018 Long Term Incentive Plan.

(2)

The amounts shown in these columns represent the threshold, target and maximum possible payouts in 2020 expressed as a percentage of each NEO’s salary as of January 1, 2020. For Mr. Ball, the target payout was 100% of salary. For Mr. Sullivan, the target payout was 75% of salary. For Messrs. Zugay and Fenwick and Ms. Hyde, the target payout was 60% of salary. For Ms. Apostolou, the target payout was 50% of salary. Mr. Lacy was not eligible for an award under our annual incentive plan in 2020. Threshold performance would yield a payout of 50% of target and maximum performance would yield a payout of 150% of target. Amounts paid to each NEO under our annual incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

Unvested RSUs and PSUs granted under our LTIP are entitled to dividends at the same rate as those paid, if any, to holders of our common stock which are converted annually into additional RSUs or PSUs, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

KOPPERS HOLDINGS INC.	35

EXECUTIVE AND DIRECTOR COMPENSATION

(4)

The option and RSU awards generally will vest in equal annual installments over four years and have a maximum term of 10 years. As noted above, Mr. Lacy’s 2020 long-term incentive award consisted of a single RSU award, which vested on December 31, 2020.

(5)	The amounts shown in this column represent the aggregate grant date fair value of RSUs, stock options and PSUs granted to our NEOs in 2020. See Footnote 4 to the Summary Compensation Table above.

36	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2020

The table below provides information concerning unvested RSUs, PSUs and unexercised options held by each NEO at December 31, 2020.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(3)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)($)

Leroy M. Ball	2/22/2011	6,100		$40.26	2/21/2021

	2/21/2012	7,807		38.21	2/21/2022

	2/19/2013	7,591		42.76	2/19/2023

	2/18/2014	9,167		37.93	2/18/2024

	3/3/2015	92,410		17.57	3/3/2025

	3/1/2016	60,728		18.11	3/1/2026

	3/3/2017	25,139	8,380	44.10	3/3/2027

	3/2/2018	20,561	20,562	41.60	3/2/2028

	3/6/2019	15,294	45,884	26.63	3/6/2029

	3/3/2020	—	92,180	19.63	3/1/2030

						104,871	$3,267,780	50,914	$1,586,480

Michael J. Zugay	3/3/2015	26,041		$17.57	3/3/2025

	3/1/2016	18,061		18.11	3/1/2026

	3/3/2017	5,777	1,926	44.10	3/3/2027

	3/2/2018	4,354	4,354	41.60	3/2/2028

	3/6/2019	3,238	9,717	26.63	3/6/2029

	3/3/2020	—	17,896	19.63	3/1/2030

						21,781	$678,696	10,395	$323,908

James A. Sullivan	3/3/2015	23,437		$17.57	3/3/2025

	3/1/2016	16,609		18.11	3/1/2026

	3/3/2017	5,364	1,788	44.10	3/3/2027

	3/2/2018	5,504	5,505	41.60	3/2/2028

	3/6/2019	3,975	11,926	26.63	3/6/2029

	3/3/2020	—	35,545	19.63	3/1/2030

						30,514	$950,816	16,000	$498,560

Leslie S. Hyde	2/22/2011	2,952		$40.26	2/21/2021

	2/21/2012	3,731		38.21	2/21/2022

	2/19/2013	3,508		42.76	2/19/2023

	2/18/2014	4,096		37.93	2/18/2024

	3/3/2015	12,803		17.57	3/3/2025

	3/1/2016	9,311		18.11	3/1/2026

	3/3/2017	2,951	984	44.10	3/3/2027

	3/2/2018	2,568	2,569	41.60	3/2/2028

	3/6/2019	1,990	5,972	26.63	3/6/2029

	3/3/2020	—	14,441	19.63	3/1/2030

						14,290	$445,276	7,211	$224,695

Stephanie L. Apostolou						12,013	$374,325	3,831	$119,374

KOPPERS HOLDINGS INC.	37

EXECUTIVE AND DIRECTOR COMPENSATION

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(3)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)($)

Steven R. Lacy	2/22/2011	6,584		$40.26	2/21/2021

	2/21/2012	8,327		38.21	2/21/2022

	2/19/2013	7,864		42.76	2/19/2023

	2/18/2014	9,204		37.93	12/31/2023

	3/3/2015	34,580		17.57	12/31/2023

	3/1/2016	19,994		18.11	12/31/2023

	3/3/2017	8,220		44.10	12/31/2023

	3/2/2018	6,885		41.60	12/31/2023

	3/6/2019	6,628		26.63	12/31/2023

						9,112	$283,930	4,556	$141,965

Douglas J. Fenwick	3/1/2016	10,526		$18.11	3/1/2026

	3/3/2017	3,267	1,090	44.10	3/3/2027

	3/2/2018	3,115	3,116	41.60	3/2/2028

	3/6/2019	2,362	7,088	26.63	3/6/2029

	3/3/2020	—	13,528	19.63	3/1/2030

						15,923	$496,161	7,695	$239,776

(1)	Options granted on March 3, 2017, March 2, 2018, March 6, 2019 and March 3, 2020 will vest in annual installments of 25% over four years beginning on the first anniversary of the grant date.

(2)

The amounts shown in this column reflect the aggregate number of unvested RSUs awarded in 2017, 2018, 2019 and 2020, and related dividend equivalent units, if any. The RSUs are scheduled to vest in annual installments of 25% over four years beginning on the first anniversary of the grant date, as summarized below. As noted above, Mr. Lacy’s 2020 long-term incentive award consisted of a single RSU award, which vested on December 31, 2020. Included in this column are two-thirds of the 2019-2021 PSU awards, which were earned for performance through 2020 at 200% of target and will vest on March 6, 2022.

Name	Grant Date	# of Unvested Shares	Vesting Date

Leroy M. Ball	3/3/2017	2,268	3/3/2021

	3/2/2018	2,694	3/2/2021

	3/2/2018	2,694	3/2/2022

	3/6/2019	4,334	3/6/2021

	3/6/2019	4,334	3/6/2022

	3/6/2019	4,335	3/6/2023

	3/6/2019	57,790	3/6/2022

	3/3/2020	6,605	3/3/2021

	3/3/2020	6,605	3/3/2022

	3/3/2020	6,606	3/3/2023

	3/3/2020	6,606	3/3/2024

Michael J. Zugay	3/3/2017	521	3/3/2021

	3/2/2018	570	3/2/2021

	3/2/2018	571	3/2/2022

	3/6/2019	918	3/6/2021

	3/6/2019	918	3/6/2022

	3/6/2019	918	3/6/2023

	3/6/2019	12,236	3/6/2022

38	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Name	Grant Date	# of Unvested Shares	Vesting Date

	3/3/2020	1,282	3/3/2021

	3/3/2020	1,282	3/3/2022

	3/3/2020	1,282	3/3/2023

	3/3/2020	1,283	3/3/2024

James A. Sullivan	3/3/2017	484	3/3/2021

	3/2/2018	721	3/2/2021

	3/2/2018	721	3/2/2022

	3/6/2019	1,126	3/6/2021

	3/6/2019	1,127	3/6/2022

	3/6/2019	1,127	3/6/2023

	3/6/2019	15,020	3/6/2022

	3/3/2020	2,547	3/3/2021

	3/3/2020	2,547	3/3/2022

	3/3/2020	2,547	3/3/2023

	3/3/2020	2,547	3/3/2024

Leslie S. Hyde	3/3/2017	266	3/3/2021

	3/2/2018	336	3/2/2021

	3/2/2018	337	3/2/2022

	3/6/2019	564	3/6/2021

	3/6/2019	564	3/6/2022

	3/6/2019	564	3/6/2023

	3/6/2019	7,520	3/6/2022

	3/3/2020	1,034	3/3/2021

	3/3/2020	1,035	3/3/2022

	3/3/2020	1,035	3/3/2023

	3/3/2020	1,035	3/3/2024

Stephanie L. Apostolou	3/2/2018	182	3/2/2021

	3/2/2018	183	3/2/2022

	3/6/2019	481	3/6/2021

	3/6/2019	481	3/6/2022

	3/6/2019	481	3/6/2023

	3/6/2019	2,564	3/6/2022

	3/3/2020	1,910	3/3/2021

	3/3/2020	1,910	3/3/2022

	3/3/2020	1,910	3/3/2023

	3/3/2020	1,911	3/3/2024

Steven R. Lacy	3/6/2019	9,112	3/6/2022

Douglas J. Fenwick	3/3/2017	295	3/3/2021

	3/2/2018	408	3/2/2021

	3/2/2018	408	3/2/2022

	3/6/2019	669	3/6/2021

	3/6/2019	670	3/6/2022

	3/6/2019	670	3/6/2023

	3/6/2019	8,926	3/6/2022

	3/3/2020	969	3/3/2021

	3/3/2020	969	3/3/2022

	3/3/2020	969	3/3/2023

	3/3/2020	970	3/3/2024

(3)

The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $31.16 per share on December 31, 2020, the last trading day in 2020.

KOPPERS HOLDINGS INC.	39

EXECUTIVE AND DIRECTOR COMPENSATION

(4)

The amounts shown in this column reflect the aggregate number of unvested PSUs awarded in 2019 and 2020. For purposes of determining the amounts shown in this column, we assumed maximum performance with respect to the 2019 awards and achievement of threshold performance with respect to the 2020 awards. The actual number may be more or less depending on the company’s performance during the applicable performance periods. All PSU grants and related dividend equivalent units, if any, are scheduled to vest if we achieve a total shareholder return ranking above the 25th percentile as compared to the S&P Small Cap 600 Materials Index during the last two months of the applicable performance period. As of December 31, 2020, the total shareholder return ranked above the 25th percentile for the 2019 outstanding awards and below the 25th percentile for the 2020 outstanding awards. The number of unvested shares is summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date

Leroy M. Ball	3/6/2019	28,896	3/6/2022

	3/3/2020	22,018	3/3/2023

Michael J. Zugay	3/6/2019	6,120	3/6/2022

	3/3/2020	4,275	3/3/2023

James A. Sullivan	3/6/2019	7,510	3/6/2022

	3/3/2020	8,490	3/3/2023

Leslie S. Hyde	3/6/2019	3,762	3/6/2022

	3/3/2020	3,449	3/3/2023

Stephanie L. Apostolou	3/6/2019	1,284	3/6/2022

	3/3/2020	2,547	3/3/2023

Stephen R. Lacy	3/6/2019	4,556	3/6/2022

Douglas J. Fenwick	3/6/2019	4,464	3/6/2022

	3/3/2020	3,231	3/3/2023

2020 Option Exercises and Stock Vested

The table below sets forth information concerning aggregate exercises of stock options and the vesting of a portion of RSUs held by the NEOs during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

Leroy M. Ball	2,500	$11,682	36,110	$713,863

Michael J. Zugay	—	$—	8,450	$167,728

James A. Sullivan	—	$—	8,301	$164,388

Leslie S. Hyde	—	$—	4,463	$88,471

Stephanie L. Apostolou	—	$—	663	$12,501

Steven R. Lacy	—	$—	39,916	$1,137,376

Douglas J. Fenwick	—	$—	5,037	$99,824

(1)

The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise of $20.00 and the exercise price of the options.

(2)

The amounts in this column represent the number of shares acquired upon the vesting of PSUs and RSUs during 2020 on March 1, March 2, March 3, March 6 and December 31 multiplied by the closing stock price on the applicable vesting date, which was $21.86, $20.03, $19.63, $18.41 and $31.16, respectively. Amounts included do not deduct any taxes paid by the NEOs in connection with the vesting of the PSUs and RSUs.

40	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

2020 Pension Benefits

The table below sets forth information as of December 31, 2020, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our NEOs received any payments during 2020 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)

Leslie S. Hyde	Retirement Plan for Koppers Inc.	7.5	188,033

	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	7.5	113,076

			$301,109

Steven R. Lacy	Retirement Plan for Koppers Inc.	5.5	$233,526

	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.5	133,503

	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.5	193,846

			$560,875

(1)

These present values have been determined using the assumptions and valuation methodology set forth in note 14 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020.

Pension Plan

Ms. Hyde and Mr. Lacy are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers. Mr. Lacy is the only NEO participant in SERP I. SERP l pays an annual benefit equal to the difference between: (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code; and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers. Ms. Hyde and Mr. Lacy are the only NEO participants in SERP II. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

At the time of his retirement on December 31, 2020, Mr. Lacy was eligible for early retirement under our salaried plan, SERP I and SERP II with unreduced benefits. Ms. Hyde is eligible for early retirement under our salaried plan and SERP II with unreduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 10 years of service, in which case the benefits are

KOPPERS HOLDINGS INC.	41

EXECUTIVE AND DIRECTOR COMPENSATION

unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature and to provide that we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Effective January 1, 2017, we modified the structure of the employer discretionary contribution such that it will be an employer non-elective contribution tied to the company’s financial performance. Through 2016, we matched 50 percent of salaried employee contributions to the 401(k) plan up to six percent of an employee’s salary contributed to the plan. Effective January 1, 2017, we match 100 percent of salaried employee contributions to the 401(k) plan on the first three percent of an employee’s salary contributed to the plan and match 50 percent on the next two percent of an employee’s salary contributed to the plan.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including Ms. Hyde and Mr. Lacy. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will not be entitled to benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to add any new participants in the future.

2020 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2020, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Benefit Restoration Plan is described in further detail below. None of our NEOs made any contributions or withdrawals during 2020 under the Benefit Restoration Plan.

Name	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(2)(4)

Leroy M. Ball	$67,662	$11,704	$341,192

Michael J. Zugay	17,098	2,718	80,619

James A. Sullivan	26,613	2,451	83,901

Leslie S. Hyde	8,497	851	28,379

Stephanie L. Apostolou	3,976	—	3,976

Steven R. Lacy	21,685	7,732	202,395

Douglas J. Fenwick	9,811	1,719	49,986

(1)	The amounts shown in this column are reported as compensation in 2020 in the Summary Compensation Table.

(2)

The amounts disclosed in these columns include an assumed amount for employer contributions made under our Benefit Restoration Plan. Actual employer contributions have not yet been made for 2020, however, for purposes of this table, we have assumed that such contributions will be credited for 2020 in accordance with past practice.

(3)

The following amounts reported in this column are reported as compensation in 2020 in the Summary Compensation Table: $2,383 for Mr. Ball, $553 for Mr. Zugay, $499 for Mr. Sullivan, $173 for Ms. Hyde, $1,574 for Mr. Lacy and $350 for Mr. Fenwick.

(4)

The following amounts reported in this column were reported as compensation in the Summary Compensation Table for previous years: $244,437 for Mr. Ball, $57,662 for Mr. Zugay, $49,918 for Mr. Sullivan, $145,683 for Mr. Lacy and $43,495 for Mr. Fenwick.

42	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees, including our NEOs, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between: (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits; and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by the committee based, primarily, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2020 was 3.43  percent. Benefits will typically be paid upon a separation from service in five equal annual installments.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each NEO in the event that his or her employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Change in Control Agreements

We have entered into separate change in control agreements with each of our NEOs, except Mr. Lacy. These agreements have an initial two-year term and, thereafter, one-year evergreen terms. Notwithstanding the foregoing, in each case we reserve the right, in our discretion, to terminate the change in control agreement by providing notice of termination at least 90 days prior to the expiration of the then current term.

These agreements are designed to mitigate concerns arising from a change in control, and help to ensure the continued dedicated service of our key employees. Cash payments received under these agreements require a “double trigger”—that is, the occurrence of both a change in control and a qualifying termination of employment. Specifically, the change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his or her employment upon 30 days written notice after (i) being requested to relocate his or her primary office to a location greater than 50 miles from the then current primary office of the executive; or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The treatment of equity awards in connection with a change in control is handled in the equity award agreements themselves, described below, not in these agreements.

The payments and benefits to which the executive would be entitled in the event he or she is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, certain NEOs hold unvested RSUs, PSUs and stock options under the LTIP. Other than in connection with an involuntary termination related to a change in control (as described below), if the employment of any of the NEOs is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested RSUs, PSUs and stock options; the executive will not forfeit any RSUs, PSUs and stock options

KOPPERS HOLDINGS INC.	43

EXECUTIVE AND DIRECTOR COMPENSATION

already vested. Except for PSUs granted in 2019, if the employment of any of the NEOs is terminated for retirement, death or permanent disability prior to the originally scheduled vesting date, vesting of RSUs, PSUs and stock options will be as follows:

Type of Award	Vesting

PSUs	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive will vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had he/she continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

RSUs and Stock Options	Immediate Pro-Rata Vesting. For awards granted in 2015 and thereafter, immediate vesting in the number of RSUs or stock options in which the executive would have been vested at the time of the executive’s termination had 25% of the RSUs or stock options that were scheduled to vest on the next anniversary of the award date instead vested in a series of 12 successive equal monthly installments over the duration of the 12-month period preceding such anniversary of the award date.

PSUs granted in 2020 and 2021 also provide that if the grantee’s employment terminates by reason of his or her retirement, death or permanent disability on or after the last day of the measurement period but before the vesting date, then the grantee will vest in a number of shares equal to the number of shares (if any) in which he/she would have vested had his or her service continued without interruption through the vesting date.

PSUs granted in 2019 provide that if the grantee’s employment terminates by reason of his or her retirement, death or permanent disability prior to the originally scheduled vesting date, upon completion of the performance measurement period, the grantee will vest in a number of shares equal to the number of shares (if any) in which the grantee would have vested at the end of the measurement period had he/she continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of days of service the grantee completed between the award date and the termination of the grantee’s service, and the denominator of which is the number of days from the award date to the vesting date; provided, however, that if the grantee’s employment terminates by reason of his or her retirement on or after December 31st and prior to the next anniversary of the award date on or before the vesting date, then the grantee will vest in a number of shares equal to the number of shares (if any) in which he or she would have vested had his or her service continued without interruption through such anniversary date. For example, with respect to PSUs granted in March 2019, if the grantee’s service terminated on account of retirement in January 2021, for purposes of vesting, the grantee’s service would have been treated as having continued without interruption through the anniversary of the award date in March 2021.

Upon his retirement on December 31, 2020, Mr. Lacy had outstanding 2018 and 2019 PSUs, and outstanding 2017, 2018 and 2019 RSUs and stock options. Mr. Lacy’s outstanding 2018 PSUs did not vest because we did not meet the applicable performance threshold upon completion of the relevant measurement period and his 2019 PSU awards will vest upon completion of the relevant measurement period on a pro-rata basis in accordance with the vesting provisions as described above for such awards. Similarly, for his outstanding RSUs and stock options for 2017, 2018 and 2019, upon his retirement on December 31, 2020, Mr. Lacy received pro-rata vesting of such shares and options in accordance with the vesting provisions as described above for such awards. Mr. Lacy’s 2020 long-term incentive award consisted of a single RSU award, which fully vested on December 31, 2020.

For purposes of these awards, “retirement” is defined as a voluntary termination from service (i) on or after the attainment of age 65, or (ii) on or after the attainment of age 55 with at least 10 years of service, or involuntary termination from service with at least 30 years of service other than in connection with a termination for misconduct. “Years of service” means the total number of years of “accumulated service” as such term is defined under our pension plan for salaried employees (regardless of whether the grantee is eligible to receive a benefit under such plan). At the time of his retirement on December 31, 2020, Mr. Lacy was eligible for retirement for purposes of these awards. Ms. Hyde is currently eligible for retirement for purposes of these awards.

In the event of a change in control, awards to the NEOs may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested RSUs, PSUs and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct) within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated for reasons other than misconduct within

44	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

24 months following the change in control), there will be accelerated vesting of unvested RSUs, PSUs and stock options. For PSUs, if the change in control occurs within the first eighteen months of the measurement period, this accelerated vesting would be for a number of units equal to the number of units that would have been earned if the performance objective at the end of the measurement period was at the target level (less any shares in which the grantee is at the time vested), and if the change in control occurs on or after the first day of the nineteenth month of the measurement period, this accelerated vesting would be for a number of units equal to the number of shares that would have been earned pursuant to the performance objective (pro-rated through the date of the change in control if it occurs prior to the end of the measurement period) based on our actual performance through the earlier of the effective date of the change in control or the end of the measurement period.

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, the NEO will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of an NEO:

•

The amounts shown in the table assume that each NEO was terminated on December 31, 2020 and the price of our common stock is equal to $31.16, the closing market price on such date, and include the estimate of any additional amounts that would be paid to the NEO on the occurrence of the termination event. The actual amounts that would be paid to an NEO can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable.

•	An NEO is entitled to receive amounts earned during the term of his or her employment (such as his or her base salary) regardless of the manner in which his or her employment is terminated.

•

In the event of a termination without cause, Messrs. Ball, Zugay, Sullivan and Fenwick and Mses. Hyde and Apostolou would be eligible to receive payments under the Company’s broad-based severance plan. These amounts are not reflected in the table below.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans, including those disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount an NEO is entitled to receive under the LTIP if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to PSU awards outstanding less than 19 months represent the value of these awards assuming achievement of target performance goals. The amounts shown relating to PSU awards outstanding for greater than 19 months represent the value of these awards based on the actual performance through the effective date of the change in control on a pro-rated basis.

Named Executive Officer	Death, Disability or Retirement(1)	Qualifying Termination Following a Change in Control
Leroy M. Ball
Bonus	$ 890,384	$ 794,992
Cash severance	—	1,728,900
Equity vesting	2,448,820	5,760,591
Health and welfare	—	37,546
	$3,339,204	$8,322,029
Michael J. Zugay
Bonus	$ 248,925	$ 222,227
Cash severance	—	805,582
Equity vesting	505,967	1,163,732
Health and welfare	—	41,080
	$ 754,892	$2,232,621

KOPPERS HOLDINGS INC.	45

EXECUTIVE AND DIRECTOR COMPENSATION

Named Executive Officer	Death, Disability or Retirement (1)	Qualifying Termination Following a Change in Control
James A. Sullivan
Bonus	$ 386,250	$ 233,168
Cash severance	—	1,000,000
Equity vesting	731,575	1,904,793
Health and welfare	—	57,596
	$1,117,825	$3,195,557
Leslie S. Hyde
Bonus	$ 200,875	$ 111,731
Cash severance	—	650,080
Equity vesting	338,094	834,316
Health and welfare	—	48,884
	$ 538,969	$1,645,011
Stephanie L. Apostolou
Bonus	$ 154,500	$54,890
Cash severance	—	600,000
Equity vesting	171,975	526,433
Health and welfare	—	6,664
	$ 326,475	$1,187,987
Douglas J. Fenwick
Bonus	$ 188,172	$ 138,027
Cash severance	—	608,970
Equity vesting	370,639	862,470
Health and welfare	—	57,678
	$ 558,811	$1,667,145

(1)

In the event of termination due to disability or retirement, the executive will receive the pro-rata share of the bonus to which he or she would have otherwise been entitled at year-end subject to the discretion of the CEO (as approved by the management development and compensation committee and the board).

In addition to the above amounts, Ms. Hyde would also be entitled to post-retirement pension benefits under our salaried plan and SERP II, as described on pages 41 and 42, and a post-retirement survivor benefit under our Survivor Benefit Plan, as described on page 42. In addition to the above amounts, Messrs. Ball, Zugay, Sullivan and Fenwick and Mses. Hyde and Apostolou would also be entitled to a post-retirement benefit under our Benefit Restoration Plan, as described on page 43.

Payments and Benefits Provided to Mr. Lacy in Connection with his Retirement

In connection with his retirement, Mr. Lacy also received a payment of $69,203 in January 2021 representing his unused vacation accrual. In addition to the above amounts, Mr. Lacy is also entitled to post-retirement pension benefits under our salaried plan, SERP l, and SERP ll, as described on pages 41 and 42, a post-retirement survivor benefit under our Survivor Benefit Plan, as described on page 42, and a post-retirement benefit under our Benefit Restoration Plan, as described on page 43.

46	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2020, each non-employee director received the following:

Director Compensation Program

Annual Cash Retainer for Non-Employee Directors	$80,000

Supplemental Annual Cash Retainer for Non-Executive Chairman	$100,000

Supplemental Annual Cash Retainer for Committee Chair (except Audit Committee and Management Development and Compensation Committee)	$10,000

Supplemental Annual Cash Retainer for Audit Committee Chair	$20,000

Supplemental Annual Cash Retainer for Management Development and Compensation Committee Chair	$15,000

Annual Equity Award of RSUs	$105,000

Supplemental board meeting attendance fee for meetings in excess of six per year	$1,000

Supplemental committee meeting attendance fee for meetings in excess of six per year	$1,000

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board and committee meetings and the annual meeting of shareholders.

The annual equity award is issued to incumbent directors upon the date of our annual meeting. The annual equity award is issued to new non-employee directors upon the date that they are first elected to the board and is prorated for new non-employee directors serving less than twelve months. The actual number of RSUs to be granted to each non-employee director is determined on the grant date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the grant date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the grant date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her RSUs, the director will receive, on the date of termination of service, a number of shares equal to the number of shares in which the director would have vested at the end of the vesting period had he/she continued in our service through the end of such period multiplied by a fraction, the numerator of which is the number of days of service the director completed between the award date and the termination of the director’s service and the denominator of which is 365.

At least every two years, the board reviews and sets the compensation for non-employee directors based, in part, on the recommendation of the management development and compensation committee. Factors considered include (i) the level of compensation necessary to attract and retain qualified directors; (ii) maintaining director independence; and (iii) providing incentives that encourage directors to act in the interests of shareholders. Pursuant to the terms of our LTIP, the aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year (excluding awards made at the election of such non-employee director in lieu of all or a portion of annual and committee cash retainers) will not exceed $200,000.

2020 Director Compensation Table

The table below provides information concerning the compensation of our non-employee directors for 2020.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Stephen R. Tritch	$181,000(3)	$105,003	$286,003
Xudong Feng	90,000(4)	105,003	195,003
Traci L. Jensen	85,000(5)	105,003	190,003
David L. Motley	94,000(6)	105,003	199,003
Albert J. Neupaver	95,000(7)	105,003	200,003
Louis L. Testoni	105,000(8)	105,003	210,003
Sonja M. Wilkerson	96,000(9)	105,003	201,003

(1)	Each director received a total amount of $80,000 for his or her 2020 annual cash retainer.

(2)

On May 6, 2020, each incumbent non-management member of the board of directors on such date was granted 8,434 RSUs. The amounts in this column relating to the May 6, 2020 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $12.45 per share, the closing stock price on May 6, 2020. These award grant date fair values have been determined in accordance with FASB ASC Topic 718 using the

KOPPERS HOLDINGS INC.	47

EXECUTIVE AND DIRECTOR COMPENSATION

assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, each incumbent non-management director owned 8,434 unvested RSUs.

(3)	Mr. Tritch received an additional $100,000 for serving as chairman of the board and an additional $1,000 for supplemental meeting fees.

(4)	Dr. Feng received an additional $10,000 for serving as chair of the sustainability committee.

(5)	Ms. Jensen received an additional $5,000 for supplemental meeting fees.

(6)	Mr. Motley received an additional $10,000 for serving as chair of the nominating and corporate governance committee and an additional $4,000 for supplemental meeting fees.

(7)	Mr. Neupaver received an additional $10,000 for serving as chair of the strategy and risk committee and an additional $5,000 for supplemental meeting fees.

(8)	Mr. Testoni received an additional $20,000 for serving as chair of the audit committee and an additional $5,000 for supplemental meeting fees.

(9)	Ms. Wilkerson received an additional $15,000 for serving as chair of the management development and compensation committee and an additional $1,000 for supplemental meeting fees.

Stock Ownership Guidelines for Our Non-Employee Directors

The committee and our board of directors have approved stock ownership guidelines for non-employee directors as part of our corporate governance guidelines. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate the commitment of non-employee directors to and confidence in the company’s long-term prospects;

•	establish commonality of interest through direct ownership of company stock, encouraging a partner-like environment with non-employee directors and shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our non-employee directors.

Our corporate governance guidelines provide that each non-employee director shall strive to accumulate a specified number of company shares. The suggested stock ownership level for non-employee directors is five times the annual cash retainer payable to the non-employee director. The suggested stock ownership level is converted into a number of shares that is recalculated annually. Until the stock ownership level is achieved, it is suggested that non-employee directors retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from the vesting of RSUs. Non-employee directors are permitted to sell company securities pursuant to an approved Rule 10b5-1 plan or in an open window period outside of an approved Rule 10b5-1 plan.

Shares owned outright by the non-employee director and/or their spouses, shares held in a personal individual retirement account or rollover individual retirement account and unvested restricted stock or RSUs count toward meeting the guidelines.

Four of our non-employee directors have achieved compliance with the suggested ownership level and the other three non-employee directors continue to comply with the 75 percent retention ratio.

48	2021 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

2020 Pay Ratio Disclosure

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Leroy M. Ball, our President and Chief Executive Officer (our “CEO”).

For 2020, our last completed fiscal year:

•	the annual total compensation of our median employee was $84,924; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement (adjusted as noted below), was $4,146,070.

Based on this information, for 2020 the ratio of the annual total compensation of Leroy M. Ball, our President and Chief Executive Officer, to the annual total compensation of our median employee was 49 to 1.

As disclosed in our 2020 proxy statement, we previously identified our median employee using our full-time, part-time, and temporary employee population (without exclusions) as of December 31, 2019 and measured compensation based on “gross wages” for the identified employees as reflected in our payroll records for the twelve-month period beginning on January 1, 2019 and ending December 31, 2019. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.

There has been no change in our employee population or our employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. Therefore, as permitted by SEC rules, we are using the same median employee that we used last year as the 2020 median employee. As required by SEC rules, we calculated 2020 annual total compensation for both our median employee and our CEO using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table in this proxy statement.

We took the following steps, as permitted by SEC rules, to determine the annual total compensation of our median employee and our CEO.

•

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, but including the estimated value of the median employee’s health care benefits, resulting in annual total compensation of $84,924.

•

For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this proxy statement. However, to maintain consistency between the annual total compensation of our CEO and the median employee, we also added the estimated value of our CEO’s health care benefits on an annualized basis (estimated for our CEO and our CEO’s eligible dependents at $19,523) to the amount reported in the Summary Compensation Table.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

KOPPERS HOLDINGS INC.	49

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $20 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $40 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers, employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•

any agreement in effect before January 25, 2017, and any amendments, renewals or replacements of these agreements (as long as the amendments, renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

50	2021 Proxy Statement

AUDITORS

The audit committee of the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

Representatives of KPMG LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

We retained KPMG LLP during 2020 and 2019 to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit-related fees and tax fees include fees and expenses for services related to the fiscal year, notwithstanding when the fees and expenses were billed or when the services were rendered.

(Dollars in thousands)	2020	2019
Audit fees(1)	$2,472	$2,569
Audit-related fees(2)	30	23
Tax compliance(3)	200	236
Tax other(4)	192	413
All other fees	—	—
	$2,894	$3,241

(1)

Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, audits of internal control over financial reporting and statutory audits. Both years also include professional services related to the filing of a registration statement.

(2)	Fees for both years include professional services related to assistance with international accounting matters.

(3)	Fees related to tax compliance review of our federal and foreign tax return filing and preparation of related calculations and transfer pricing documentation.

(4)	Fees related to United States and international tax consulting services, assistance with tax audits and advice on other international tax matters.

Our audit committee has adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services which require pre-approval by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting. The chairman has authority to approve fees and costs of generally pre-approved services in amounts up to $100,000 per project, not to exceed an annual aggregate of $500,000. Any proposed services exceeding such levels require specific pre-approval by the audit committee.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by KPMG LLP in 2020 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

KOPPERS HOLDINGS INC.	51

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

Introduction

We are asking you to approve an amendment (the “2021 Amendment”) to our 2020 Long Term Incentive Plan (the “2020 LTIP”), which would increase the number of shares of our common stock available for the grant of equity compensation awards under the 2020 LTIP by 1,500,000. A copy of the 2020 LTIP is attached as Appendix A to our definitive proxy statement filed on March 30, 2020 and is incorporated in this proposal by reference. A copy of the 2021 Amendment appears as Appendix A to this proxy statement. To enable us to continue offering meaningful equity-based incentives to employees, non-employee directors and consultants, we believe that it is both necessary and appropriate to increase the number of shares available for these purposes.

As a result, on March 22, 2021, our board, upon the recommendation of the management development and compensation committee (the “committee”), unanimously approved and adopted the 2021 Amendment, subject to shareholder approval. The 2020 LTIP authorizes equity compensation awards for up to 1,000,000 shares of our common stock, plus shares underlying outstanding awards granted under our 2018 Long Term Incentive Plan (the “2018 LTIP”) that expire, or are terminated, surrendered or forfeited for any reason without issuance. If approved by shareholders, the 2021 Amendment to the 2020 LTIP would increase the number of shares available for equity compensation grants by 1,500,000 shares. As of January 4, 2021, approximately 513,639 shares remained available for grant under the 2020 LTIP at target. Accordingly, upon adoption of the 2021 Amendment to the 2020 LTIP, a total of 2,013,639 shares would remain available for the grant of equity compensation awards under the 2020 LTIP.

Discussion of the Purpose of this Proposal

We use equity compensation awards to provide long-term incentive compensation and to attract and retain highly regarded employees, non-employee directors and other non-employee service providers. Our board believes that our equity compensation program is an integral part of our approach to long-term incentive compensation, focused on shareholder return, and our continuing efforts to align shareholder and management interests. We believe that growth in shareholder value depends on, among other things, our continued ability to attract and retain employees and other service providers, in a competitive workplace market, with the experience and capacity to perform at the highest levels.

As of January 4, 2021, only 513,639 shares remain available for the grant of equity compensation awards under the 2020 LTIP at target. When measured at maximum, the amount available for grant of equity compensation awards is reduced to 363,887 shares. The board has determined that this is insufficient for our future equity compensation award needs. If shareholders do not approve the 2021 Amendment, we anticipate that we would not be able to make annual equity compensation award grants to employees and other eligible individuals in 2022 or in future years at the levels we believe appropriate to incentivize, attract and retain employees and other eligible individuals and would be required to consider other compensation alternatives. In addition, we would have insufficient shares to use for equity compensation grants to new employees and other eligible individuals at the levels we anticipate to be appropriate.

The board believes that equity compensation awards serve as a powerful attraction, retention and motivational tool that produces value for our shareholders. For the 2020 fiscal year, despite the challenges of the global pandemic, our consolidated sales increased by $32.1 million, or 2.0% (our fourth consecutive year of growth and the highest level of revenues in the company’s history, excluding KJCC), our adjusted EBITDA increased by $9.9 million and our earnings per share increased by approximately $2.55, or 80.7%, all compared to the 2019 fiscal year. We believe these results are attributable in part to the contributions of our employees and non-employee directors. We believe that those contributions are significantly enhanced by linking compensation to company performance through equity compensation awards. If we exhaust the shares available for grant under the 2020 LTIP, we will no longer be able to grant equity compensation awards to our employees and non-employee directors. In order to continue to provide competitive compensation packages, we would need to replace those awards with other forms of compensation, such as greater short and long-term cash performance incentives. Alternative forms of compensation, such as cash performance incentives, can be an important part of a compensation package. The company already includes cash performance incentives in its compensation packages, and we believe that by linking compensation to company performance they play a significant role in providing shareholder value. However, we believe that including equity awards in our compensation packages provides even greater shareholder

52	2021 Proxy Statement

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

value because we believe that the opportunity for equity ownership in the company has a more direct, long-term impact on employee performance.

Our board, upon the recommendation of the committee, with the assistance of its independent compensation consultant, determined the additional number of shares available for issuance under the 2020 LTIP pursuant to the 2021 Amendment based upon projected annual grants to current employees and other eligible individuals and equity compensation awards to new employees and other eligible individuals. We anticipate that if the 2021 Amendment is approved, the number of shares available for issuance under the 2020 LTIP will be sufficient to permit the grant of equity compensation awards to attract, retain and motivate employees and other eligible individuals for the next three to five years (based upon the total number of shares subject to time-vested grants and target number of shares subject to performance-based grants).

In evaluating whether to adopt the 2021 Amendment, our board considered the dilutive effect of equity awards including the company’s equity overhang and annual share usage (burn rate).

Overhang. As of January 4, 2021, approximately 2,971,113 shares of our common stock were subject to outstanding equity compensation awards or available for future equity compensation awards under our equity compensation plans, which represented approximately 14.1% of our shares of common stock outstanding (the “overhang percentage”). The 1,500,000 new shares proposed to be included in the 2020 LTIP’s reserve would increase the overhang percentage by an additional 7.1% (for a share overhang of 21.2%).

Burn Rate. The following table sets forth information regarding the total number of shares of our common stock subject to stock-settled, time-vested and performance-based equity compensation awards granted over each of the last three fiscal years under our 2005 Long Term Incentive Plan, as amended and restated effective March 24, 2016 (the “2005 LTIP”), the 2018 LTIP and the 2020 LTIP:

	2020	2019	2018

Time-Vested Stock Options:	187,701	145,301	144,825

Time-Vested Restricted Stock Units:	369,161	233,781	121,947

Performance-Vested Restricted Stock Units(1):	232,481	156,287	134,351

Weighted Average Shares Outstanding:	20,992,000	20,665,000	20,871,000

Burn Rate:	3.8%	2.6%	1.9%

(1)

Number of shares is based upon the target number of shares subject to awards. We reserve shares based upon the target number of shares. The maximum number of shares that may be earned for grants in 2020, 2019 and 2018, respectively, are 1,021,824, 691,656 and 535,474.

In addition, we have already granted annual equity compensation awards under the 2020 LTIP for the 2021 fiscal year. With respect to 2021 fiscal year awards, time-vested stock options have been granted with respect to a total of 90,879 shares, time-vested restricted stock units (“RSUs”) have been granted with respect to a total of 195,336 shares, and performance-vested restricted stock units (“PSUs”) have been granted with respect to 149,752 shares (at target). Using the weighted average shares outstanding for the year ended December 31, 2020, this would represent an estimated burn rate of approximately 2.0% to 2.5% for 2021. The actual burn rate for 2021 awards will be determined when the fiscal year is complete as additional awards may be granted, including to new employees and other eligible individuals, and the actual weighted average outstanding shares is determined.

Effect of Non-Approval. In the event the 2021 Amendment is not approved at the 2021 annual meeting, then the increase in the number of authorized shares available for issuance under the 2020 LTIP will not be implemented. As a result, we will likely have insufficient shares to grant annual equity compensation awards to employees and other eligible individuals at the levels the board believes may be necessary to properly incentivize, attract and retain new and current employees and other eligible individuals, beginning with annual awards for the 2022 fiscal year.

Key Features of the 2020 LTIP

The following features of the 2020 LTIP protect the interests of our shareholders:

•	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right, or SAR, is ten years.

•

No repricing or grant of discounted stock options or SARs. The 2020 LTIP does not permit the repricing of options or SARs either by amending an existing award or by substituting a new award at a lower price. The 2020 LTIP prohibits the granting of stock options or SARs with an exercise price less than the fair market value of the common stock on the date of grant.

KOPPERS HOLDINGS INC.	53

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

•	No single-trigger acceleration. Under the 2020 LTIP we do not automatically accelerate vesting of awards in connection with a change in control of the company.

•

Minimum Vesting Requirements. The 2020 LTIP includes minimum vesting requirements. Equity-based awards generally cannot vest earlier than one year after grant. Certain limited exceptions are permitted.

•

Dividends. We do not pay dividends or dividend equivalents on stock options or SARs. We also do not pay dividends or dividend equivalents on unearned restricted shares, RSUs or PSUs, except to the extent the award actually becomes vested.

•

Clawback. Awards granted under the 2020 LTIP and the right to receive shares or cash payments with respect to awards are subject to rescission, cancellation or recoupment under any clawback, recoupment or similar policy.

•	Director Limits. The 2020 LTIP contains annual limits on the amount of awards that may be granted to non-employee directors.

•

No Liberal Share Recycling Provisions. The 2020 LTIP prohibits the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or SAR or to satisfy tax withholding requirements. The 2020 LTIP also prohibits “net share counting” upon the exercise of stock options or SARs and prohibits the re-use of shares purchased on the open market with the proceeds of option exercises.

The following is a summary of the material features of the 2020 LTIP, as amended by the 2021 Amendment. This summary is qualified in its entirety by reference to the complete text of the 2020 LTIP, which is attached as Appendix A to our definitive proxy statement filed on March 30, 2020, and is incorporated in this proposal by reference, and the 2021 Amendment, which is attached as Appendix A to this proxy statement. To the extent the description below differs from the text of the 2020 LTIP, as amended by the 2021 Amendment, the text of the 2020 LTIP and the 2021 Amendment shall control.

Material Terms of the 2020 LTIP

General. The purposes of the 2020 LTIP are to provide selected individuals in our service or the service of our subsidiaries and selected affiliates with the opportunity to acquire a proprietary interest in our growth and performance, to generate an increased incentive to contribute to our future success and to enhance our ability and that of our subsidiaries and affiliates to attract and retain qualified individuals.

Awards. The 2020 LTIP provides for the grant to eligible persons of stock options, SARs, restricted stock, RSUs, performance shares, performance awards and dividend equivalents, which we refer to collectively as the “awards”. As of March 22, 2021, the fair market value of a share of our common stock was $36.10.

Eligibility. Individuals eligible to participate in the 2020 LTIP (“participants”) include officers and employees, non-employee board members and consultants in our service or the service of our subsidiaries or selected affiliates. However, an employee who is a member of a collective bargaining unit will not be eligible to receive an award under the 2020 LTIP unless the collective bargaining agreement covering that employee allows for his or her participation in the 2020 LTIP. As of January 4, 2021, approximately 60 employees (including eight executive officers), seven non-employee board members and no consultants have been granted equity compensation awards under the 2020 LTIP.

Administration. The 2020 LTIP is administered primarily by our management development and compensation committee. However, our board of directors may appoint a secondary committee of two or more board members to grant awards under the 2020 LTIP to individuals other than executive officers and non-employee board members. In addition, our board of directors may appoint a special award committee of one or more executive officers to administer the 2020 LTIP with respect to eligible employees other than members of such committee and our executive officers. Each committee acting within the scope of its administrative jurisdiction under the 2020 LTIP determines, among other things, which eligible individuals will receive awards, the types of awards to be received and the terms and conditions thereof and has authority to make any other determination(s) or take any other action(s) that it deems necessary or desirable to administer the 2020 LTIP. The term “plan administrator” as used in this plan summary will mean the management development and compensation committee, the secondary committee or the special award committee, to the extent each such committee is acting within its administrative jurisdiction under the 2020 LTIP.

Share Reserve. 2,500,000 shares of our common stock have been reserved for issuance under the 2020 LTIP (representing 1,000,000 previously authorized shares, plus 1,500,000 newly authorized shares under the 2021 Amendment subject to the approval of the company’s shareholders). In addition, shares underlying outstanding awards granted under the 2018 LTIP that, following the Effective Date of the 2020 LTIP, expire, or are terminated, surrendered or forfeited for any reason without issuance of such shares are also available for the grant of new awards under the 2020 LTIP. For this purpose, for any performance-vesting share-based awards granted under the 2018 LTIP that become earned after the Effective Date of the 2018 LTIP,

54	2021 Proxy Statement

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

(i) any shares earned will be satisfied from the 2018 LTIP share pool to the extent available, (ii) any shares earned in excess of the 2018 LTIP share pool will be issued from the aggregate number of shares available for issuance under the 2020 LTIP, and (iii) any shares that are not earned as a result of performance results will be treated as forfeitures. In no event may more than 2,500,000 shares be issued pursuant to option grants under the 2020 LTIP that are intended to be incentive stock options under the federal tax laws. All of these share amounts will be subject to anti-dilution adjustments in the event of certain changes in our capital structure, as described below.

Generally, the aggregate number of shares available for issuance under the 2020 LTIP will be reduced by one share for each share issued in settlement of any award; provided, however, that any award (or portion thereof) that is settled in cash, or the payment in cash of dividends or dividend equivalents under any outstanding award, will not be counted against, or have any effect on the 2020 LTIP’s share reserve. If any shares covered by an award granted under the 2020 LTIP are forfeited, or otherwise terminated or canceled without the delivery of shares, then the shares covered by such award, or the number of shares otherwise counted against the aggregate number of shares with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, will again become available for issuance under the 2020 LTIP; provided, however, that shares (i) delivered in payment of the exercise or price of an option or SAR, as applicable, (ii) not issued upon the settlement of a SAR, (iii) repurchased by us using proceeds from option exercises, or (iv) delivered to or withheld by us to pay withholding taxes, will not become available again for issuance under the 2020 LTIP. The 2020 LTIP also permits certain substitute awards granted in assumption of or in substitution for awards of an acquired company. Substitute awards do not count against the share pool.

We intend to register the new 1,500,000 shares reserved for issuance under the 2021 Amendment on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving shareholder approval.

Limitations on Awards to Non-Employee Directors. The aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year (excluding awards made at the election of such non-employee director in lieu of all or a portion of annual and committee cash retainers) will not exceed $200,000.

Grants Generally. All awards granted under the 2020 LTIP are subject to the terms and conditions of the 2020 LTIP and such other terms and conditions consistent with the 2020 LTIP as the plan administrator deems appropriate and as are specified in writing in an award agreement. Awards need not be uniform among the participants.

Stock Options. Incentive stock options, or ISOs, which are intended to qualify for special tax treatment in accordance with the federal tax laws, and nonqualified stock options, which are not intended to qualify for special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”), may be granted under the 2020 LTIP. The plan administrator is authorized to set the terms of each option grant it makes under the 2020 LTIP, including the exercise price and the time and method of exercise. However, the exercise price will not be less than the fair market value of our common stock on the grant date, and the option term may not exceed ten years.

Stock Appreciation Rights. Two types of stock appreciation rights may be issued:

•

Tandem stock appreciation rights which provide the holders with the right to surrender their options for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•

Stand-alone stock appreciation rights which allow the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of our common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten years.

The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may be paid in shares of our common stock or in cash. The plan administrator is authorized to set the terms of each stock appreciation right grant it makes under the 2020 LTIP, including the time and method of exercise.

Restricted Stock and RSUs. Awards of restricted stock and RSUs will be subject to such restrictions on transferability and other restrictions, if any, as the plan administrator may impose. Such restrictions will lapse under circumstances as the plan administrator may deem appropriate, including, without limitation, upon the completion of a specified period of continued employment or the attainment of pre-established performance objectives. Except as otherwise determined by the plan administrator, eligible participants

KOPPERS HOLDINGS INC.	55

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

granted restricted stock will have all of the rights of a shareholder, including the right to vote restricted stock and receive dividends thereon, provided that dividends will only be paid to the extent the restricted shares become vested. Except as otherwise determined by the plan administrator, upon termination of employment or service for any reason during the applicable restriction period, all shares of restricted stock and all RSUs still subject to restriction shall be forfeited.

Performance Awards. The plan administrator is authorized to grant performance bonuses and long-term performance awards under the 2020 LTIP, and has the discretion to determine, among other matters, whether performance awards are denominated or payable in cash, shares (including restricted stock and RSUs), other securities, other awards and property, the length of performance periods, and the performance goals applicable to the awards.

A performance bonus is an award that is denominated in cash or shares and that is paid solely on account of the attainment of one or more specified performance targets related to one or more of the business criteria that are selected by the plan administrator to measure the level of performance of the company and/or its affiliates during a performance cycle (the “performance measures”), which are identified below. A long-term performance award may be structured as an award of restricted stock, RSUs or performance units based on the attainment of performance measures under the terms of the 2020 LTIP.

The plan administrator determines (A) the performance measures that will apply to the performance cycle; (B) with respect to performance bonuses and performance units, the target amount payable to each participant; (C) with respect to RSUs and restricted stock, the target vesting percentage for the shares subject to the award; and (D) subject to the adjustment provisions described below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The plan administrator may also set forth a threshold level of performance that must be attained during the performance cycle before any performance bonuses and long-term performance awards will vest and become payable and the percentage of the target amount (with respect to performance bonuses and performance units) or the percentage of each award (with respect to RSUs and restricted stock) that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

The plan administrator may select as the performance measure for a performance cycle any performance goals which it may consider appropriate for the award, which may include, but may not be limited to, one or a combination of the following performance measures, as interpreted by the plan administrator, which measures (to the extent applicable) will be determined in accordance with United States generally accepted accounting principles relating to the company and/or its affiliates: (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings or operating income before interest and taxes and/or charges for stock-based compensation (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) market price of the company’s common stock; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return, either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, rate of return on capital, return on invested capital or improvements on capital structure; (xi) bond ratings; (xii) safety, health or environmental record or performance; (xiii) sales, revenue, growth in revenue or return on sales; (xiv) income or net income; (xv) operating income or net operating income; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) return on operating revenue or return on operating profit; (xix) cash flow or cash flow per share (before or after dividends); (xx) market share; (xxi) collections and recoveries; (xxii) debt reduction, borrowing levels, leverage ratios or credit rating; (xxiii) compliance with covenants in the company’s and/or its affiliates’ debt agreements; (xxiv) litigation and regulatory resolution goals; (xxv) expense control goals; (xxvi) budget comparisons; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added or other value added measures; (xxxi) on-time delivery, quality standards and/or other measures of customer satisfaction; (xxxii) employee retention and/or attrition rates; (xxxiii) comparable site sales; (xxxiv) resolution and/or settlement of litigation and other legal proceedings; (xxxv) regulatory compliance; (xxxvi) satisfactory internal or external audits; (xxxvii) improvement of financial ratings; (xxxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration; geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of information technology; (xxxix) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the company’s revenue or profitability or enhance its customer base; (xxxx) mergers and acquisitions, divestitures and/or business expansion; and (xxxxi) other similar criteria consistent with the foregoing. The plan administrator may also grant performance awards that are based on measures other than those set forth above.

The plan administrator may, in its discretion, select performance measures that measure the performance of the company or one or more business units, divisions or subsidiaries of the company, and may select

56	2021 Proxy Statement

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

performance measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

No performance bonus or long-term performance award will vest until the plan administrator certifies in writing the level at which each applicable performance measure has been attained for the performance cycle. In determining the level of attainment of each applicable performance measure, the plan administrator may, in its discretion, include or exclude any extraordinary or nonrecurring items, as determined in accordance with United States generally accepted accounting principles, certain changes in our capital structure and the cumulative effect of changes in the law, regulations or accounting rules, and may determine to include or exclude, among other items, one or more of the following items, each determined in accordance with United States generally accepted accounting principles (to the extent applicable) and as identified in our financial statements, notes to the financial statements or discussion and analysis of management: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by us (including our affiliates); (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable performance cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates; and (G) expenses incurred in connection with a refinancing of our debt (including the debt of our affiliates).

Performance awards will be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the company’s fiscal year) in which such performance bonuses are no longer subject to a substantial risk of forfeiture, except to the extent that payment is deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Section 409A of the Code, in which case the terms of such arrangement shall govern.

Performance awards will automatically terminate if the performance measures established for the performance award are not attained or satisfied.

Dividends and Dividend Equivalents. Subject to the terms of the 2020 LTIP and any applicable award agreement, a participant may be entitled to receive dividends or dividend equivalents with respect to shares covered by an award, other than an award of stock options or SARs. Dividends or dividend equivalents may be credited as additional shares or units. However, no dividends or dividend equivalents will vest or otherwise be paid out prior to the time that the underlying award (or portion thereof) has vested and, accordingly, will be subject to cancellation and forfeiture if such award does not vest (including both time-based and performance-based awards).

Minimum Vesting Requirements. While the plan administrator generally may set the terms and conditions of awards, the 2020 LTIP requires that equity-based awards may not vest earlier than the first anniversary of the date the award is granted. This requirement does not apply to (i) substitute awards, (ii) shares delivered in lieu of fully vested cash awards and (iii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks). Also, the plan administrator may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the 2020 LTIP. In addition, the minimum vesting requirement does not apply to the plan administrator’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

Prohibition on Repricing. Under the terms of the 2020 LTIP the plan administrator may not (i) implement any cancellation or re-grant program pursuant to which outstanding options or stock appreciation rights are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding options or stock appreciation rights with exercise or base prices per share in excess of the then-current fair market per share for consideration payable in cash, equity or in the form of any other award, except in connection with a change in control transaction or pursuant to an adjustment in connection with certain corporate transactions, or (iii) otherwise reduce the exercise price or base price in effect for outstanding options or stock appreciation rights, as applicable, except in connection with an equity adjustment under the terms of the 2020 LTIP, without in each such instance obtaining the approval of our shareholders.

Changes in Control. Unless otherwise provided under the terms of the award, in the event that we experience a change in control, the plan administrator may provide for the following treatment for any outstanding awards under the 2020 LTIP:

(i)

If and to the extent that outstanding awards under the 2020 LTIP are (1) assumed or otherwise continued in effect by the successor corporation or (2) replaced with a cash incentive program or equity awards which preserve the spread existing value of the awards (e.g., for stock options and stock appreciation rights, the excess of the fair market value of those shares over the exercise or base price

KOPPERS HOLDINGS INC.	57

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

payable for such shares) at the time of the change in control and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares, then all such awards or such substitutes for such awards shall remain outstanding and be governed by their respective terms and the provisions of the 2020 LTIP.

(ii)

If and to the extent that outstanding awards are not so assumed, continued or replaced, then the plan administrator may provide for any of the following treatment for such awards: (1) outstanding options and stock appreciation rights will immediately vest upon a change in control; and/or (2) the restrictions and other conditions applicable to outstanding restricted stock and restricted stock units, including vesting requirements shall immediately lapse; provided that any awards as to which vesting depends upon the satisfaction of one or more performance measures shall immediately vest and become payable based upon the level of the attainment of the performance measures as of the change in control date and pro-ration based on the time elapsed in the applicable performance period as of the date of the change in control. Such awards shall be paid in cash, shares or a combination thereof, as determined by the plan administrator, within 30 days following the change in control (unless the settlement of the award must be made pursuant to its original schedule in order to avoid the incurrence of certain additional taxes). Alternatively, the plan administrator may, in its sole discretion, upon advance notice to participants, provide for the cancellation of such awards and for a payment based upon the price per share to be received by shareholders of the company in such a transaction.

(iii)

The plan administrator will have complete discretion to grant one or more awards which will become exercisable as to all the underlying shares upon a change in control followed by the individual’s termination of service with us or the successor entity (actually or constructively) within a designated period following a change in control.

Unless otherwise provided in an award agreement, a change in control will be deemed to occur in the event (a) we are acquired by merger or asset sale, (b) any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than 50% of the total combined voting power of our securities, (c) there is a change in the majority of our board of directors over a consecutive two-year period as a result of one or more contested elections for board membership, (d) securities possessing more than 20% of the total combined voting power of our outstanding securities are acquired pursuant to a hostile tender offer, (e) there is a sale of all or substantially all of our assets, or (f) there is a consummation of a liquidation or dissolution of the company. Notwithstanding anything to the contrary, any definition of change in control in an award agreement must provide that a change in control will not occur until consummation or effectiveness of a change in control of the company (i.e., it may not provide that a change in control will occur upon the announcement, commencement, shareholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the company).

Withholding. Under the terms of the 2020 LTIP, we (including any affiliate) may withhold from any award granted under the 2020 LTIP, or any payment due or transfer made under any award or the 2020 LTIP, an amount (in cash, shares, securities, other awards or other property) that is sufficient to satisfy federal, state, local, foreign or other taxes (including Federal Insurance Contributions Act or other applicable social tax obligation). The plan administrator may provide participants with the right to have us (including any affiliate) withhold a portion of the shares otherwise issuable to such participants in an amount equal to the aggregate fair market value of the applicable withholding taxes to which such participants become subject in connection with the exercise, vesting or settlement of their awards.

Capital Structure Adjustments. In the event that the plan administrator determines that any dividend or other distribution (other than regular cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or our other securities, issuance of warrants or other rights to purchase our shares or our other securities, or other similar corporate transaction or event affects our shares such that an adjustment is determined under the 2020 LTIP to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the 2020 LTIP, then the plan administrator will make adjustments, in such manner as it may deem equitable, to (i) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards under the 2020 LTIP, (ii) the number and type of shares (or other securities or property) subject to outstanding awards, (iii) the grant, purchase or exercise price with respect to any award, or, if the plan administrator deems it appropriate, make provision for a cash payment to the holder of an outstanding award, (iv) the maximum number of shares or other securities which may be issued pursuant to ISOs, and (v) the maximum number of shares or other securities for which any one participant may be granted awards per calendar year. Shares issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the company will not reduce the shares available under the 2020 LTIP, and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2020 LTIP

58	2021 Proxy Statement

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

and will not reduce the 2020 LTIP’s share reserve (subject to any applicable stock exchange listing requirements).

Amendments to the 2020 LTIP. Our board (or any authorized committee thereof) may amend or modify the 2020 LTIP at any time. However, no such amendment or modification may materially adversely affect the rights and obligations with respect to any outstanding award unless the participant consents to such amendment or modification. In addition, amendments to the 2020 LTIP will be subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded. Additionally, the provisions of the 2020 LTIP prohibiting the repricing of options or SARs may not be amended without obtaining the approval of shareholders.

Amendments to Awards. Except as otherwise provided in the 2020 LTIP, the plan administrator may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised award. However, the participant’s consent will be required with respect to any suspension, discontinuation or termination of an award or any amendment or alteration, that would materially impair the rights of such participant thereunder.

Effective Date and Term. The 2020 LTIP became effective on May 6, 2020 upon shareholder approval at the 2020 annual meeting (the “Effective Date”). The 2020 LTIP will terminate at the earliest of (a) such time as no shares of company common stock remain available for issuance under the 2020 LTIP, (b) termination of the 2020 LTIP by the board, or (c) the tenth anniversary of the Effective Date of the 2020 LTIP. No awards may be made under the 2020 LTIP after the 10th anniversary of the Effective Date of the 2020 LTIP. Any awards that are outstanding when the 2020 LTIP expires will remain in effect until the awards have been exercised or terminated, or have expired.

Clawback. Any award granted under the 2020 LTIP, and the right to receive and retain any shares or cash payments covered by such award, will be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback,” recoupment or similar policy of ours in effect on the date of the award or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, as may be in effect from time to time, and which may operate to create additional rights for us with respect to awards and recovery of amounts relating thereto. By accepting awards under the 2020 LTIP, participants will agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary for, us to recover or recoup any award or amounts paid under the 2020 LTIP subject to clawback or recoupment pursuant to such law, government regulation, stock exchange listing requirement or our policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the 2020 LTIP from a participant’s accounts, or pending or future compensation or awards.

Awards in Foreign Countries. The plan administrator may grant awards to participants who are foreign nationals or employed outside the United States with different terms and conditions than those specified in the 2020 LTIP as the plan administrator believes necessary or desirable to accommodate differences in applicable law, tax policy, or custom, while furthering the purposes of the plan. The plan administrator may also approve any sub-plans to the 2020 LTIP as it believes to be necessary or appropriate. The plan administrator may not approve any sub-plan inconsistent with the terms or share limits in the 2020 LTIP or which would otherwise cause the 2020 LTIP to cease to satisfy any conditions under applicable law.

Summary of Federal Income Tax Consequences

The federal income tax consequences of the issuance and exercise or settlement of awards under the 2020 LTIP are as described below. The following information is only a summary of the tax consequences of the awards. This summary does not address all aspects of U.S. federal taxation that may be relevant to a particular participant in light of his or her personal circumstances. Participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards, and the ownership and disposition of any underlying securities.

Option Grants. Options granted under the 2020 LTIP may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other

KOPPERS HOLDINGS INC.	59

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the company’s taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock Awards. The recipient of unvested shares of common stock issued under the 2020 LTIP will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the restricted stock award. The deduction will in general be allowed for the company’s taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units. No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the cash or shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the cash or shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the units are settled. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Cash Awards. The payment of a cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. The recipient will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the cash award is paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Units. No taxable income is recognized upon receipt of performance units. The holder will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the fair market value of the shares of common stock or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of

60	2021 Proxy Statement

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

the ordinary income recognized by the holder of the performance units at the time those units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a payment pursuant to such right, whether in cash, securities or other property, is made to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Impact of Section 409A. Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the 2020 LTIP are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A of the Code and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code. Prior to 2018, Section 162(m) of the Code imposed a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders, including stock options).

The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers (including our chief executive officer) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the company.

KOPPERS HOLDINGS INC.	61

PROXY ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN

2020 LTIP Option Grants

The following table shows all options that have been granted under the 2020 LTIP to the named individuals and groups.

Name and Position	Options

Leroy M. Ball President and Chief Executive Officer	49,272

Michael J. Zugay Chief Financial Officer	—

James A. Sullivan Executive Vice President and Chief Operating Officer	18,999

Leslie S. Hyde Senior Vice President and Chief Sustainability Officer	7,719

Stephanie L. Apostolou General Counsel and Secretary	—

Steven R. Lacy Former Assistant to the President of Koppers Inc.	—

Douglas J. Fenwick President, Performance Chemicals	7,231

All executive officers as a group	75,990

All directors who are not executive officers as group	—

Christian A. Nielsen Senior Vice President, Global Carbon Materials and Chemicals	7,658

All employees who are not executive officers as a group	14,889

Market Price of Shares

The closing price of a share of our common stock, as reported on the New York Stock Exchange on March 22, 2021 was $36.10.

Board Recommendation

Our board of directors believes that the adoption of the 2021 Amendment will enable the company to continue to provide significant equity-based incentives to employees, non-employee directors and consultants who are expected to contribute materially to the company’s future success. Accordingly, our board of directors unanimously recommends approval of the 2021 Amendment by our shareholders.

Approval of the adoption of the 2021 Amendment requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by the holders of common stock voting in person or by proxy. Under the applicable requirements of the New York Stock Exchange, an abstention is counted as a vote cast and will therefore have the same effect as a vote against this proposal. Broker non-votes will not count as votes cast with respect to this proposal and will have no effect on the outcome of the vote on this proposal.

The board recommends that you vote “FOR” the proposal to approve the 2021 Amendment to the 2020 LTIP to increase the number of shares of the company’s common stock available for issuance under our 2020 LTIP.

62	2021 Proxy Statement

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2020 regarding the number of shares of our common stock that may be issued under our 2005 LTIP, 2018 LTIP, and 2020 LTIP and the Employee Stock Purchase Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by security holders	2,021,507(1)	$26.89(2)	954,607	(3)

Equity compensation plans not approved by security holders	—	$ —	—

Total	2,021,507	$26.89	954,607

(1)	Includes shares of our common stock that may be issued pursuant to outstanding options, RSUs and PSUs.

(2)	Does not reflect RSUs and PSUs included in the first column, which do not have an exercise price.

(3)

There were no outstanding purchase rights under the Employee Stock Purchase Plan as of December 31, 2020. A total of 4,998 shares were available for issuance under the Employee Stock Purchase Plan as of December 31, 2020.

KOPPERS HOLDINGS INC.	63

PROXY ITEM 3 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Introduction

We are proposing to amend and restate our Employee Stock Purchase Plan (as amended and restated, the “ESPP”). The ESPP is intended to (i) qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) promote ownership of shares of the company’s common stock by employees as an incentive to better performance and improvement of profits, and (iii) provide a convenient and practical means by which employees may participate in stock ownership of the company. Our board of directors adopted the amendment and restatement of the ESPP on March 22, 2021. The primary purpose for the amendment and restatement, and the purpose for the request for shareholder approval at this time, is to increase the number of shares available for purchase under the ESPP. Such increase is subject to shareholder approval.

The following is a summary of the material features of the ESPP. This summary is qualified in its entirety by reference to the complete text of the ESPP, which is attached as Appendix B to this proxy statement. To the extent the description below differs from the text of the ESPP, the text of the ESPP will control.

Discussion of the Purpose of this Proposal

Increase in Authorized Shares Available under the ESPP. The reason for submitting this proposal to our shareholders at the 2021 annual meeting is to increase the number of shares available for grant under the ESPP, which will enable the company to continue to grant options to eligible employees. Notably, if we do not increase the share reserve at the 2021 annual meeting we will need to discontinue offering options to purchase the company’s common stock when the number of shares currently available for grant under the ESPP have been issued.

The company initially reserved 200,000 shares of the company’s common stock for issuance to eligible employees under the ESPP. Our board of directors believes that it is in the best interest of the company and its shareholders to increase the maximum number of shares authorized to be issued under the ESPP by 300,000 shares. Upon approval by the shareholders, a total of 500,000 shares would be authorized to be issued under the ESPP. As of March 22, 2021, a total of 195,002 shares had previously been issued under the ESPP. Accordingly, as of March 22, 2021, upon approval of the increase by the shareholders, a total of 304,998 shares would remain available for issuance under the ESPP.

In rendering its decision to increase the shares authorized for issuance under the ESPP, our board of directors took into account potential share dilution, the historical share usage and the number of years each of the current share reserve and the requested increased authorized share reserve is expected to last.

Other Changes. The ESPP was also amended to make a few other miscellaneous modifications, including:

•

Eliminating the requirement that the company’s shareholders must approve any modification of the eligibility requirements for participation in the ESPP or any decrease in the purchase price for shares of common stock offered pursuant to the ESPP.

•	Modifications to the rules regarding the impact of corporate transactions on the ESPP.

•	Eliminating the automatic termination of the ESPP when all shares reserved for purposes of the ESPP have been purchased.

•	Other clarifying changes.

Effect of Non-approval. In the event the ESPP, as amended and restated, is not approved at the 2021 annual meeting, then the increase in the number of authorized shares available for issuance under the ESPP will not be implemented.

Material Terms of the ESPP

Eligibility. The ESPP enables participants to purchase shares of common stock during certain offering periods. All active employees of the company and its participating subsidiaries are eligible to participate in the ESPP, except for the following: (i) any employee whose customary employment is 20 hours or less per week or not more than five months per calendar year, (ii) any employee who would, after the purchase of shares under the ESPP, own or be deemed to own five percent or more of the voting power or value of all

64	2021 Proxy Statement

PROXY ITEM 3 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

classes of stock of the company or any subsidiary of the company, or (iii) any employee whose participation under the ESPP would be prohibited under the laws of any foreign jurisdiction of which the employee is a citizen or resident (or where compliance with the laws of such foreign jurisdiction would cause the ESPP or the offering to violate the requirements of Section 423 of the Code). The board of directors and Plan Administrator (as defined below) will have the sole discretion to determine whether an individual is eligible to participate in the ESPP, and any such determination will be final and binding on all parties. Approximately 2,000 employees are currently eligible to participate in the ESPP.

Share Reserve. 500,000 shares of our common stock have been reserved for issuance under the ESPP (representing 200,000 previously authorized shares, plus 300,000 newly authorized shares subject to approval of the company’s shareholders). The number of shares reserved for the ESPP is subject to adjustment in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the company or other change in the company’s structure affecting the common stock. The determination of whether an adjustment will be made and the manner of any such adjustment shall be made by the Plan Administrator, which determination will be conclusive. On March 22, 2021, the closing market price of our common stock as reported by the New York Stock Exchange was $36.10 per share.

We intend to register the new 300,000 shares reserved for issuance under the ESPP on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving shareholder approval.

Administration. The ESPP is administered by the management development and compensation committee of our board of directors (the “Plan Administrator”), which may delegate authority under the ESPP to certain officers and employees of the company as permitted by the ESPP. The Plan Administrator may promulgate rules and regulations, adopt forms, and decide any question of interpretation or rights arising under the ESPP. The company pays all expenses of the ESPP.

ESPP Offerings. The ESPP is implemented by a series of three-month offerings, with a new offering commencing on January 1, April 1, July 1, and October 1 of each year. The first day of each offering is the “offering date” for that offering, and the last day of each offering is the “purchase date” for that offering. If the offering date is not a date on which the New York Stock Exchange is open for trading then the offering date is the next date on which such exchange is open for trading. An employee may purchase shares only through payroll deductions permitted under the ESPP. Payroll deductions must be not less than one percent (1%) of the participant’s eligible compensation.

The maximum number of shares that any employee may purchase in any single offering is 500 shares. In addition, the terms of an offering may not allow an employee’s right to purchase shares under all stock purchase plans of the company and its subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares, as determined on the offering date, in any calendar year.

As a condition to participation in the ESPP, subject to applicable law, each participant will agree not to sell or otherwise dispose of shares acquired pursuant to the ESPP for a period of at least one year following the purchase date, unless (i) the sale or disposition is pursuant to termination of employment as set forth in the ESPP, or (ii) such sale or disposition is required to cover tax liabilities incurred as a result of participation in the ESPP with respect to participating subsidiaries outside of the United States.

An employee may terminate participation in the ESPP by written notice to the company, in the form specified by the company, to be submitted no later than a number of days prior to the purchase date as established from time to time by the Plan Administrator. An employee may not reinstate participation in the ESPP with respect to a particular offering after once terminating participation in the ESPP with respect to that offering, but may participate in subsequent offerings. Generally, upon termination of an employee’s participation in the ESPP, all amounts deducted from the employee’s pay that had not yet been used to purchase shares shall be returned to the employee. The rights of employees under the ESPP are not transferable.

Purchase Price. The price at which shares may be purchased in an offering is the lower of (a) 85 percent (85%) of the fair market value of a share of common stock on the offering date, or (b) 85 percent (85%) of the fair market value of a share of common stock on the purchase date of the offering. The fair market value of a share of common stock will be determined by such methods or procedures as will be established from time to time by the Plan Administrator.

Delivery and Custody of Shares. Shares purchased under the ESPP are delivered to and held in the custody of a custodian (the “Custodian”), which is an investment or financial firm appointed by the Plan Administrator. By appropriate instructions to the Custodian, a participant may obtain (i) transfer into his or

KOPPERS HOLDINGS INC.	65

PROXY ITEM 3 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

her own name all or part of the whole shares held by the Custodian for the participant’s account and delivery of such whole shares to the participant, or (ii) transfer of all or part of the whole shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm; provided, however, that no shares may be so transferred until two years after the offering date in which the shares were purchased. As set forth in the ESPP, these procedures are designed solely to assure that any sale of shares prior to the satisfaction of this two-year period is made through the participant’s account, and will in no way limit when the participant may sell his or her shares.

Dividends. Stock dividends and other distributions in shares of common stock of the company on shares held by the Custodian will be issued to the Custodian and held by it for the account of the respective participants. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to any participants entitled to such distributions. Cash dividends, if any, on shares held by the Custodian will be reinvested in common stock on behalf of the participants. The Custodian will establish a separate account for each participant for the purpose of holding any shares acquired through reinvestment of dividends. There is no holding period requirement for a transfer from a dividend reinvestment account.

Voting. In connection with voting on any matter submitted to the shareholders of the company, the company will furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for his or her accounts.

Withholding. Each participant who has purchased shares under the ESPP will immediately, upon notification of the amount due, if any, pay to the company in cash amounts necessary to satisfy any applicable federal, state and local income taxes, employment taxes, social insurance, payroll tax, national insurance contributions, other contributions, payment on account obligations or other amounts determined by the company to be required to be withheld, collected or accounted for to any tax authority. If the company determines that additional withholding, collection or accounting is required beyond any amount deposited at the time of purchase, the participant must pay such amount to the company on demand. If the participant fails to pay the amount so demanded, the company may withhold that amount from other amounts payable by the company to the participant, including, subject to applicable law, salary amounts.

Termination and Amendment. Our board of directors may, in its sole discretion, terminate the ESPP at any time.

The board of directors or the Plan Administrator may, from time to time, amend the ESPP in any and all respects, except that only the board may change (i) the number of shares reserved for the ESPP, (ii) the purchase price of shares offered pursuant to the ESPP, (iii) the terms of Section 6 of the ESPP relating to the offering and purchase dates, or (iv) the maximum percentage of a participant’s compensation that may be deducted during an offering. Notwithstanding the foregoing, in no event may the board effect any of the following amendments or revisions to the ESPP without the approval of the company’s shareholders: (a) increase the number of shares of common stock issuable under the ESPP (except for permissible adjustments authorized in the plan), or (b) any amendment that requires approval of the company’s shareholders under Section 423 of the Code, applicable stock exchange listing rules or other applicable law.

Adjustments and Corporate Transactions. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of the company’s common stock or other securities of the company, or other change in the company’s structure affecting the common stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, the Plan Administrator will, in a manner as it deems equitable, adjust the number of shares and class of common stock that may be delivered under the ESPP, the option price per share and the number of shares of common stock covered by each outstanding option under the ESPP, the maximum number of shares that may be issued under the ESPP and the maximum number of shares that may be purchased by any individual in any single offering.

In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or other eligible corporate event with respect to the company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute the option, the offering with respect to which the option relates will be shortened by setting a new purchase date on which the offering will end. The new purchase date will occur before the date of the corporate event. Prior to the new purchase date, the Plan Administrator will provide each participant with written notice, which may be electronic, of the new purchase date and that the participant’s option will be exercised automatically on such date, unless before such time, the participant has withdrawn from the offering.

Tax Consequences. The following is a brief description of the U.S. federal income tax consequences generally arising with respect to participation in the ESPP. This discussion is intended for the information of

66	2021 Proxy Statement

PROXY ITEM 3 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

shareholders considering how to vote at the annual meeting, and not as tax guidance to participants in the ESPP. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. An eligible employee will not have any taxable income when shares purchased under the ESPP are purchased at a discount. No income will be taxable to the employee until the shares purchased under the ESPP are sold. If an employee disposes of shares purchased under the ESPP more than two years after the offering date, the employee will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition over the applicable purchase price, or (b) 15 percent of the fair market value of the shares on the offering date. Any gain on the disposition in excess of the amount treated as ordinary compensation income generally will be capital gain. In the case of such a disposition, the company will not be entitled to any deduction from income.

If an employee disposes of shares purchased under the ESPP within two years after the offering date, the employee will be required to report the excess of the fair market value of the shares on the purchase date over the applicable purchase price as ordinary compensation income for the year of disposition. The amount of such ordinary income will be added to the employee’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the employee holds the shares for more than one year after the purchase date. In the event of such a disposition, the company generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

Accounting Consequences. Pursuant to accounting principles that apply to employee stock purchase plans, the fair value of each purchase right granted under the ESPP is charged as a direct compensation expense to our reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.

ESPP Grants

The following table shows the total number of shares of common stock that have been purchased by the named individuals and groups under the ESPP.

Name and Position	Number of Shares
Leroy M. Ball President and Chief Executive Officer	2,883

Michael J. Zugay Chief Financial Officer	3,243

James A. Sullivan Executive Vice President and Chief Operating Officer	1,618

Leslie S. Hyde Senior Vice President and Chief Sustainability Officer	1,315

Stephanie L. Apostolou General Counsel and Secretary	2,328

Steven R. Lacy Former Assistant to the President of Koppers Inc.	3,143

Douglas J. Fenwick President, Performance Chemicals	906

Current executive officer group	14,451

Non-executive officer employee group	180,551

Board Recommendation

Our board of directors believes that the ESPP promotes the interests of the company and its shareholders by encouraging employees of the company and participating subsidiaries to become shareholders, and therefore promotes the company’s growth and success. The board also believes that the opportunity to acquire a proprietary interest in the success of the company through the acquisition of shares of stock pursuant to the ESPP is an important aspect of the company’s ability to attract and retain highly-qualified and motivated employees. The board believes that it is desirable and in the best interests of the company and its shareholders to continue to provide employees of the company and its participating subsidiaries with benefits under the ESPP.

KOPPERS HOLDINGS INC.	67

PROXY ITEM 3 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Approval of the increase in the number of shares available for issuance under the ESPP requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by the holders of common stock voting in person or by proxy. Under the applicable requirements of the New York Stock Exchange, an abstention is counted as a vote cast and will therefore have the same effect as a vote against this proposal. Broker non-votes will not count as votes cast with respect to this proposal and will have no effect on the outcome of the vote on this proposal.

The board recommends that you vote “FOR” the proposal to approve our Amended and Restated Employee Stock Purchase Plan.

68	2021 Proxy Statement

PROXY ITEM 4 — PROPOSAL TO APPROVE AN ADVISORY RESOLUTION ON OUR EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we include in this proxy statement an advisory (non-binding) shareholder vote on the compensation of our NEOs as described in this proxy statement.

Our NEOs are identified on page 21, and the compensation of the NEOs is described on pages 21 through 46, including the “Compensation Discussion and Analysis” on pages 21 to 32. We encourage our shareholders to review these sections of the proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are based on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs. At our 2020 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2020 annual meeting, and our shareholders overwhelmingly approved the proposal, with over 97% of the votes cast in favor.

Accordingly, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 21 to 46 of the company’s Notice of Annual Meeting & Proxy Statement for the 2021 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED.”

We currently intend to offer this non-binding advisory vote at each of our annual meetings and to hold our next advisory vote on the frequency of such future advisory votes in 2023. Although it is not binding, we welcome our shareholders’ views on our NEOs’ compensation and will carefully consider the outcome of this advisory vote when considering future executive compensation programs.

Approval of the advisory vote on executive compensation requires support from a majority of votes cast, assuming the presence of a quorum.

The board recommends that you vote “FOR” the proposal to approve the advisory resolution on our executive compensation.

KOPPERS HOLDINGS INC.	69

PROXY ITEM 5 — PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

We are asking you to vote on a proposal by the audit committee to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

Adoption of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.

70	2021 Proxy Statement

GENERAL MATTERS

Annual Meeting Q&A

The board of directors is soliciting your proxy for our 2021 annual meeting of shareholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting. We began distributing the proxy materials contained in this package on or about April 5, 2021.

We will provide a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 upon request and without charge to any shareholder requesting it in writing at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. In addition, you can access that report on the SEC’s website at www.sec.gov and on our website at www.koppers.com.

Q.	Who may vote at the annual meeting?

A.

If you owned shares of our common stock at the close of business on March 22, 2021 which we refer to as the record date, you may vote your shares during the virtual annual meeting. On the record date, 21,235,807 shares of our common stock were outstanding and entitled to vote. Shareholders will be admitted to the virtual annual meeting beginning at 9:45 a.m. Eastern Daylight Time.

Q.	How can I attend the annual meeting?

A.

There will be no in-person annual meeting. The meeting will be held virtually over the Internet and you will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetingcenter.io/243893297. The meeting will begin promptly at 10:00 a.m. Eastern Daylight Time and online access will open 15 minutes prior to allow time to log-in. The login password is KOP2021. We encourage you to access the meeting prior to the start time leaving ample time for login. Please follow the registration instructions as outlined in this proxy statement.

Q.	How do I register to attend the annual meeting virtually on the Internet?

A.

If your shares are registered in your name with Koppers transfer agent or you are a participant holding Koppers stock in a Koppers-sponsored plan and you wish to attend the online-only virtual meeting, please use the website and password set forth above and the voter control number that is located on your proxy card to log-in to the meeting at the date and time set forth above.

If you hold your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the online-only virtual annual meeting by submitting proof of your proxy power (legal proxy) reflecting your Koppers holdings along with your name and email address to Computershare. You can obtain a legal proxy by contacting your account representative at the bank, broker, or other nominee that holds your shares.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Daylight Time, on Tuesday, May 4, 2021. You will receive a confirmation of your registration by email with a voter control number after we receive your valid registration materials. In order to attend the online-only virtual meeting, please use the website and password set forth above and the voter control number that you receive to log-in to the meeting at the date and time set forth above. Requests for registration should be directed to us by email as follows:

Forward the email from your broker, or attach a legible photograph of your legal proxy, to legalproxy@computershare.com.

In order to maintain the interactive nature of the virtual meeting, virtual attendees are able to:

•	Vote using the online meeting website

•	Submit questions during the meeting

Q.	Why are you holding a virtual annual meeting instead of an in-person annual meeting?

A.

We are holding a virtual annual meeting instead of an in-person annual meeting as part of addressing the ongoing coronavirus (COVID-19) situation, and to support our key priorities of keeping our employees, shareholders and other stakeholders safe while effectively operating our business as well as preventing the spread of COVID-19.

KOPPERS HOLDINGS INC.	71

GENERAL MATTERS

Q.	What if I have trouble accessing the virtual annual meeting?

A.

The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416 or 1-781-575-2748.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2020 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” or “street name” holder of those shares. The notice of annual meeting, proxy statement, proxy card and 2020 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	How does a proxy work?

A.

If you complete the enclosed proxy or provide your proxy via Internet or telephone, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

The board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. However, if any other matter should properly come before the annual meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of the company and its shareholders. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

72	2021 Proxy Statement

GENERAL MATTERS

Q.	How do I vote?

A.	You may vote your shares by proxy or electronically during the virtual annual meeting.

By proxy

•  If you are a shareholder of record, please use one of the following methods to vote your shares by proxy:

•  Internet: Go to www.investorvote.com/KOP and follow the instructions. This voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately.

•  Telephone: Follow the instructions on the proxy card.

•  Mail: Complete, sign and date the proxy card and return it in the postage prepaid envelope provided.

	Internet www.investorvote.com/KOP	Telephone Follow the instructions on the proxy card.	Mail Complete, sign and date the proxy card and return it in the postage prepaid envelope provided.

•  If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

Electronically during the virtual annual meeting

All shareholders may vote electronically during the virtual annual meeting.

•  If you are a shareholder of record, you may vote your shares directly during the meeting by casting an electronic ballot.

•  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and register in advance to attend the virtual annual meeting by following the instructions set forth in the Notice of Annual Meeting of Shareholders to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting electronically during the virtual annual meeting or otherwise as described below in the answer to the question “What can I do if I change my mind after I vote my shares?”.

Q.	What if I receive more than one proxy card?

A.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote. If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare at P.O. Box 50500, Louisville, KY 40233, at its toll-free number (866-293-5637) or on its website at https://www-us.computershare.com/Investor/#Contact with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Q.	What is a quorum?

A.

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of shares of our common stock outstanding must be represented at the meeting, either electronically or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card or provide

KOPPERS HOLDINGS INC.	73

GENERAL MATTERS

your proxy via Internet or telephone. Abstentions and broker non-votes (as defined below) will be considered to be represented at the meeting in determining the presence of a quorum.

Q.	What vote is needed for the proposals to be adopted?

A.	You have one vote for each share that you held on the record date for each proposal.

Our bylaws provide for a majority vote standard in an uncontested election of directors, such as this year’s election. As a result, any nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the annual meeting will be elected as a director. Any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the board of directors within ten days following certification of the election results.

All other matters to be voted on at the annual meeting require the favorable vote of a majority of the votes cast on the applicable matter, at the meeting electronically or by proxy, for approval.

Any abstentions or broker non-votes are not votes cast for purposes of Proposals 1, 4 and 5 and do not count either for or against those proposals.

Accordingly, abstentions and broker non-votes will not affect the outcome of Proposals 1, 4 or 5. With respect to Proposals 2 and 3, abstentions will count as votes cast and will have the effect of a vote against that proposal. Broker non-votes will not count as votes cast with respect to Proposals 2 and 3 and will have no effect on the outcome of those proposals.

Q.	Does Koppers have a recommendation on voting?

A.	The board of directors recommends a vote FOR the election of all nominees as directors, and FOR Proposals 2, 3, 4 and 5.

Q.	What are broker non-votes?

A.

The NYSE permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include Proposal 5 (the ratification of independent registered public accountants). For all other proposals, brokers may not vote their customers’ shares unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	What can I do if I change my mind after I vote my shares?

A.	If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary at the address given on page 12

•	Timely delivery of a valid, later-dated proxy; or

•	Voting electronically during the virtual annual meeting.

If you revoke by mail, we must receive the written notice or a valid, later-dated proxy before the annual meeting begins. Please make sure you have provided enough time for the written notice or later-dated proxy to reach us.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote electronically during the virtual annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

Q.	Who counts the votes cast at the annual meeting?

A.	Representatives of Computershare will tabulate the votes and act as inspectors of election at the annual meeting.

Q.	Who will pay for the cost of this proxy solicitation?

A.

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our

74	2021 Proxy Statement

GENERAL MATTERS

behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare/Georgeson to handle search and distribution services for proxy materials. We will pay Computershare/Georgeson an estimated fee of $1,900, plus its reasonable expenses, for these services.

Q.	Will my vote be confidential?

A.	Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2022 annual meeting, your shareholder proposal must be received by our corporate secretary on or before December 6, 2021.

If you intend to present business for consideration at our 2022 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.05 of our bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our bylaws, in order to be timely your notice must be received by our corporate secretary (1) if the meeting is to be held on a date that is within 30 days before or 30 days after the anniversary date of the prior annual meeting, not less than 120 days nor more than 150 days prior to such annual meeting, or (2) if the meeting is to be held on a date that is not within 30 days before or 30 days after the anniversary date of the prior annual meeting, not later than the tenth day following the day on which notice of the date of the meeting was mailed or the first public disclosure of the date of such meeting was made, whichever occurs first.

The proposal must set forth the following:

•	A description of the business desired to be brought before the meeting, the reasons for such business and the text of any proposal;

•	Any material interest of such shareholder or any person controlled by or controlling such shareholder and beneficial owners (a “Shareholder Associated Person”) in such business;

•	A representation that the shareholder intends to appear in person or by proxy to bring the business before the meeting;

•	The total number of shares that will be voted by such shareholder; and

•	As it relates to such shareholder and any Shareholder Associated Person and, as applicable, the proposal, the following information:

•	Their name and address;

•	Class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company;

•	A representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders;

•	Whether hedging or other transactions have been made to mitigate a loss of such person; and

•	Any other information relating to each party that would be required to be disclosed in a proxy statement.

By Order of the Board of Directors

Stephanie L. Apostolou

General Counsel and Secretary

April 5, 2021

KOPPERS HOLDINGS INC.	75

APPENDIX A — PROPOSED FIRST AMENDMENT TO THE KOPPERS HOLDINGS INC. 2020 LONG TERM INCENTIVE PLAN

First Amendment to the

Koppers Holdings Inc. 2020 Long Term Incentive Plan

This First Amendment (this “Amendment”), dated March 22, 2021, to the Koppers Holdings Inc. 2020 Long Term Incentive Plan (the “Plan”), is made and adopted by Koppers Holdings Inc. (the “Company”), subject to approval of the shareholders of the Company as set forth below.

Statement of Purpose

The Plan originally became effective upon approval of the Plan by the Company’s shareholders on May 6, 2020. Pursuant to Section 7(a) of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, contingent on approval by the shareholders of the Company, if shareholder approval is required by applicable law or Stock Exchange listing standards. The Board has determined that it is advisable and in the best interest of the Company to amend the Plan as described in this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the shareholders of the Company as set forth below:

1.    Capitalized Terms. All capitalized terms used and not defined herein shall have the meanings given thereto in the Plan.

2.    Amendment of Section 4(a) of Plan. Section 4(a) of the Plan is hereby amended and restated in its entirety as follows:

(a)    Shares Available. Subject to the share counting provisions and adjustment procedures set forth in subsection (b) and (c) below, the aggregate number of Shares reserved and available for issuance under the Plan shall be 2,500,000 shares of the Company’s common stock (representing 1,000,000 previously authorized Shares, plus 1,500,000 newly authorized Shares as of the effective date of the First Amendment to the Plan). In addition, shares of the Company’s common stock underlying any outstanding award granted under the Predecessor Plan that, following the Effective Date, expire, or is terminated, surrendered or forfeited for any reason without issuance of such shares shall be available for the grant of new Awards under this Plan. For this purpose, for any performance-vesting share-based awards granted under the Predecessor Plan that become earned after the Effective Date, (i) any shares earned shall be satisfied from the Predecessor Plan share pool to the extent available, (ii) any shares earned in excess of the Predecessor Plan share pool shall be issued from the aggregate number of Shares available for issuance under this Plan, and (iii) any shares that are not earned as a result of performance results shall be treated as forfeitures in accordance with the preceding sentence. Subject to adjustment pursuant to subsection (c) below, in no event may more than 2,500,000 Shares (representing 1,000,000 previously authorized Shares, plus 1,500,000 newly authorized Shares as of the effective date of the First Amendment to the Plan) in the aggregate, be granted pursuant to Incentive Stock Options granted under the Plan.

3.    Reference to and Effect on the Plan. The Plan, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

4.    Effective Date. This Amendment is adopted by the Board on March 22, 2021 and shall become effective upon the date on which this Amendment is approved by the Company’s shareholders at the 2021 annual meeting.

KOPPERS HOLDINGS INC.	A-1

APPENDIX B — PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

KOPPERS HOLDINGS INC.

EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED EFFECTIVE MARCH 22, 2021

1.    Purpose of the Plan. Koppers Holdings Inc. (the “Company”) believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Company’s Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become shareholders.

2.    Definitions. In addition to words and terms defined elsewhere in this Plan, the following terms have the meaning set forth below unless the context clearly indicates otherwise:

(a)    “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(b)    “Corporate Transaction” shall mean a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)    “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

(e)    “Compensation” shall mean amounts received by a Participant from the Company or Participating Subsidiary, to the extent that the amounts are subject to federal income tax withholding on wages under Section 3401(a) of the Code, determined without regard to any limitations based on the nature or location of the employment or the services performed, and adjusted as follows:

(i)    Before-tax contributions to a non-qualified deferred compensation arrangement, contributions to a plan qualified under Section 401(k) of the Code, and any amounts set aside by the Participant from otherwise taxable pay under a welfare benefit plan qualified under Section 125 of the Code or for qualified transportation fringe benefits under Section 132 of the Code shall be included.

(ii)    Taxable expense reimbursements, any amount paid in lieu of unused paid-time off (before or after termination of employment), moving expenses, welfare benefits, payments from a nonqualified deferred compensation plan, amounts realized from the exercise of a stock option or lapse of restrictions on restricted property, payments made in any form under the Company’s 2020 Long Term Incentive Plan (or similar long term incentive arrangements maintained by the Company or a Participating Subsidiary), and adjustments for overseas employment (other than any transfer premium) shall be excluded.

(iii)    The Plan Administrator may make modifications to the definition of Compensation for one or more Offerings as deemed appropriate.

(f)    “Eligible Employee” shall mean an employee of the Company or a Participating Subsidiary who is employed by the Company or a Participating Subsidiary as of the Offering Date, but excluding (i) any employee whose customary employment is (i) 20 hours or less per week or (y) not more than five months per calendar year and (ii) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Code) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company (determined in accordance with Treasury Regulation Section 1.423-2(d)). No employee shall be deemed an “Eligible Employee” if the employee is a citizen or resident of a foreign jurisdiction and (i) the grant of an option under the Plan or Offering to such employee is prohibited under the laws of such foreign jurisdiction, or (ii) compliance with the laws of such foreign jurisdiction would cause the Plan or Offering to violate the requirements of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while an individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such

KOPPERS HOLDINGS INC.	B-1

APPENDIX B — PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2). The determination of whether an individual is an employee shall be made in a manner consistent with Treasury Regulation Section 1.421-1(h)(2).

(g)    “Fair Market Value” shall mean the fair market value of a share of Common Stock determined by such methods or procedures as shall be established from time to time by the Plan Administrator. Unless otherwise determined by the Plan Administrator in good faith, the per share Fair Market Value as of a particular date shall mean (i) the closing price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for such date or, if such date is not a Trading Day, the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over- the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for such date or, if such date is not a Trading Day, the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Plan Administrator, in its sole discretion, shall determine.

(h)    “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

(i)    “Participating Subsidiary” shall mean any Subsidiary of the Company designated by the Plan Administrator to (i) have Eligible Employees and (ii) participate in the Plan.

(j)    “Plan Administrator” shall mean the Management Development and Compensation Committee of the Board.

(k)    “Restatement Effective Date” shall mean March 22, 2021.

(l)    “Subsidiary” shall mean any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

(m)    “Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Plan Administrator in good faith.

3.    Shares Reserved for the Plan.

(a)    Effective February 14, 2017, there were 200,000 shares of the Company’s authorized but unissued or reacquired Common Stock reserved for purposes of the Plan. Subject to adjustment under Section 20(a), the aggregate number of shares of the Company’s authorized but unissued or reacquired Common Stock reserved for issuance under the Plan shall be equal to (i) 4,998, plus (ii) effective March 22, 2021 (subject to stockholder approval within twelve months after the Restatement Effective Date), 300,000.

(b)    The number of shares of Common Stock that an Eligible Employee may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock that, if added together with the total number of shares of Common Stock purchased by all other Eligible Employees in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Plan Administrator determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Plan Administrator determines to be equitable.

4.    Administration of the Plan.

(a)    The Plan shall be administered by the Plan Administrator. The Plan Administrator may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Plan Administrator may delegate administrative matters relating to the Plan to such of the Company’s officers and employees as the Plan Administrator so determines.

(b)    The Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and

B-2	2021 Proxy Statement

APPENDIX B — PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

(c)    The Plan Administrator may establish separate Offerings (as defined in Section 6(a) below) for one or more Participating Subsidiaries and two or more Offerings may run concurrently under the Plan, each with its own terms and conditions. In addition, special Offerings may be established with respect to entities that are acquired by the Company (or any Subsidiary of the Company) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any Offering contravene the express limitations and restrictions of the Plan, and the participants in each separate Offering shall have equal rights and privileges under that Offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

(d)    Unless otherwise determined by the Board, all determinations and decisions of the Plan Administrator or the Board shall be conclusive.

5.    Eligible Employees. The Board hereby authorizes the purchase of shares of Common Stock pursuant to the Plan by employees of the Company and of each corporate Subsidiary of the Company, but has delegated to the Plan Administrator the authority to designate from time to time the Participating Subsidiaries in the Plan. All Eligible Employees of the Company and all Eligible Employees of each Participating Subsidiary may participate in the Plan. The Board and Plan Administrator shall have the sole discretion to determine whether an individual satisfies the definition of Eligible Employee under Section 2(f) and this Section 5 and any such determination shall be final and binding on all parties. Notwithstanding the foregoing, any individual retroactively determined to be an Eligible Employee by the Company, a court, or a governmental agency will be permitted to participate only prospectively from the date of such determination, unless it is determined that the Company’s decision was made in bad faith.

6.    Offerings.

(a)    Offering and Purchase Dates. The Plan shall be implemented by a series of three-month offerings (the “Offerings”), with a new Offering commencing on January 1, April 1, July 1, and October 1 of each year. Each Offering commencing on January 1 of any year shall end on March 31 of that year, each Offering commencing on April 1 of any year shall end on June 30 of that year, each Offering commencing on July 1 shall end on September 30 of that year, and each Offering commencing on October 1 of any year shall end on December 31 of that year. The first day of each Offering is the “Offering Date” for that Offering and the last day of each Offering is the “Purchase Date” for that Offering. If the otherwise applicable Offering Date for an Offering is not a Trading Date, then the Offering Date for such Offering shall be the first Trading Date after such otherwise applicable Offering Date.

(b)    Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Date for the Offering for the price determined under Section 8 of the Plan through payroll deductions or other contributions authorized under Section 7 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 500 shares, and (ii) no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and Subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of Fair Market Value of shares of Common Stock (determined as of the first day of the Offering) in any calendar year in which the option is outstanding at any time (determined in accordance with Treasury Regulation Section 1.423-2(i)).

7.    Participation in the Plan.

(a)    Initiating Participation. An Eligible Employee may participate in an Offering under the Plan by submitting to the Company or its agent a subscription and payroll deduction authorization in the form specified by the Company or accessing the website designated by the Company and electronically subscribing to and authorizing payroll deductions no later than the “Subscription Deadline,” which shall be a number of days prior to the beginning of the Offering, with the exact number of days being established from time to time by the Plan Administrator by written notice to Eligible Employees. Once submitted, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated consistent with the terms of this Plan, and upon the expiration of an Offering, the Participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the Participant from each of the Participant’s paychecks during the Offering. The designated amount to be deducted from each paycheck must be a whole percentage of not less than one percent of the Participant’s Compensation for the period covered by the paycheck; provided,

KOPPERS HOLDINGS INC.	B-3

APPENDIX B — PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

however, that the amount actually deducted from any paycheck shall not exceed the amount remaining after deduction of all other required or elective withholdings and deductions from that paycheck. The Plan Administrator may permit Participants in one or more Offerings to contribute to the Plan by means other than payroll deductions. An individual who is not an Eligible Employee on the Offering Date for an Offering is not eligible to participate in the Offering.

(b)    Amending Participation. After a Participant has begun participating in the Plan by initiating payroll deductions, subject to applicable law, the Participant may not amend the payroll deduction during the pendency of the Offering, either to increase or decrease the deduction. Notwithstanding the foregoing, the Participant may amend the payroll deduction authorization effective for the first paycheck of a subsequent Offering, to either increase or decrease the amount of payroll deductions, by submitting to the Company the form specified by the Company no later than the Subscription Deadline for the new Offering. In addition, if the amount of payroll deductions from any Participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in Section 6(b) above, then (x) all such excess amounts shall be refunded to the Participant as soon as administratively practicable at the end of the Offering, without interest (unless as otherwise may be required by applicable law), and (y) payroll deductions from the Participant shall restart as of the commencement of the next Offering at the rate set forth in the Participant’s then effective payroll deduction authorization. Any Participant who discontinues payroll deductions during an Offering may again become a Participant for a subsequent Offering upon completion of the enrollment procedures described in Section 7(a) above. Subject to applicable law, absent an extreme hardship, as determined by the Plan Administrator in its sole discretion (and subject to the terms of such extreme hardship withdrawal as may be imposed by the Plan Administrator), a Participant may not cancel his or her participation entirely during an Offering.

(c)    Holding Period. As a condition to participation in the Plan, subject to applicable law, each Participant agrees not to sell or otherwise dispose of such shares for a period of at least one (1) year following the Purchase Date (the “Holding Period”), unless (i) the sale or disposition is pursuant to termination of employment under Section 7(d) below or (ii) with respect to Participating Subsidiaries outside the United States, such sale or disposition is required to cover tax liabilities incurred as a result of participation in the Plan.

(d)    Terminating Participation. After a Participant has begun participating in the Plan by initiating payroll deductions, the Participant may terminate participation in the Plan by notice to the Company in the form specified by the Company. To be effective to terminate participation in an Offering, a notice of termination must be submitted no later than the number of days prior to the Purchase Date for that Offering, with the exact number of days being established from time to time by the Plan Administrator by written notice to Participants. A Participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Participation in the Plan shall also terminate when a Participant ceases to be an Eligible Employee for any reason, including death or retirement. Upon termination of a Participant’s participation in the Plan, all amounts deducted from the Participant’s Compensation and not previously used to purchase shares under the Plan shall be returned to the Participant, without interest (unless as otherwise may be required by applicable law).

8.    Option Price. The price at which shares shall be purchased in an Offering shall be the lower of (a) 85% of the Fair Market Value of a share of Common Stock on the Offering Date of the Offering or (b) 85% of the Fair Market Value of a share of Common Stock on the Purchase Date of the Offering.

9.    Purchase of Shares. All amounts withheld from the Compensation of a Participant shall be credited to his or her account under the Plan. No interest will be paid on such accounts, unless otherwise determined by the Plan Administrator. On each Purchase Date, the amount of the account of each Participant will be applied to the purchase of shares by such Participant from the Company at the price determined under Section 8 above. Pursuant to the terms of Section 22 below, no fractional shares shall be purchased or credited to a Participant’s account under the Plan. Any cash balance remaining in a Participant’s account after a Purchase Date for any reason, including (i) as a result of the limitations set forth in Section 6(b) above, (ii) in lieu of the purchase of fractional shares, or (iii) as a result of an over-subscription under Section 3(b) above, shall be credited to the subsequent Offering or repaid to the Participant, in the discretion of the Plan Administrator.

10.    Delivery and Custody of Shares. Shares purchased by Participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Plan Administrator. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual Participants. By appropriate instructions to the Custodian, a Participant may, from time to time, sell all or part of the shares held by the Custodian for the Participant’s account at the market price at the time the order is executed. By appropriate instructions to the Custodian, a Participant

B-4	2021 Proxy Statement

APPENDIX B — PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

may (a) transfer into the Participant’s own name of all or part of the whole shares held by the Custodian for the Participant’s account and delivery of such whole shares to the Participant, or (b) transfer of all or part of the whole shares held for the Participant’s account by the Custodian to a regular individual brokerage account in the Participant’s own name, either with the firm then acting as Custodian or with another firm; provided, however, that no shares may be transferred under (a) or (b) until two years after the Offering Date of the Offering in which the shares were purchased (the “Two Year Period”).

Except as otherwise set forth in Section 7(c), the foregoing procedures shall not in any way limit when the Participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the Two Year Period is made through the Participant’s account. In addition, the Participant may request a stock certificate or share transfer from his or her account prior to the satisfaction of the Two Year Period, should the Participant wish to make a gift of any shares held in that account, provided that such request or transfer complies with Section 7(c) hereof. However, shares may not be transferred (either electronically or in certificate form) from the Participant’s account for use as collateral for a loan, unless those shares have been held for the Two Year Period.

The foregoing procedures shall apply to all shares purchased by each Participant, whether or not that Participant continues in Eligible Employee status.

A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are issued and delivered to the Custodian. A Participant will have no voting, dividend or other rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering has been made until such Participant becomes a shareholder as provided above.

11.    Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date, each Participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Plan Administrator shall determine from time to time.

12.    Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a Participant or into his or her brokerage account. Unless otherwise provided by the Board or the Plan Administrator in its discretion, the Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a Participant. Expenses to be paid by a Participant will be deducted from the proceeds of sale prior to remittance.

13.    Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a Participant, and such right is exercisable during the Participant’s lifetime only by the Participant. Upon the death of a Participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the Participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the Participant upon a proper showing of authority.

14.    Dividends and Other Distributions; Reinvestment. Stock dividends and other distributions in shares of Common Stock of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective Participants entitled thereto. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the Participants entitled thereto. Cash dividends, if any, on shares held by the Custodian will be reinvested in Common Stock on behalf of the Participants entitled thereto. The Custodian shall establish a separate account for each Participant for the purpose of holding any shares acquired through reinvestment of Participants’ dividends. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of dividends payable with respect to all shares held by the Custodian for Participants’ accounts under the Plan. As soon as practicable thereafter, the Custodian shall use such portion of the funds designated for reinvestment to purchase shares of Common Stock in the public market, and shall then allocate such shares among the dividend reinvestment accounts of the Participants pro rata based on the amount of dividends reinvested for such Participants. For those Participants receiving cash dividends, the Custodian shall allocate the remainder of such funds among the accounts of such Participants pro rata based upon the amount of dividends received. A Participant may sell or transfer shares in the Participant’s dividend reinvestment account in accordance with Section 10 above, except that there shall be no holding period required for a transfer from a dividend reinvestment account.

15.    Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Company will furnish to the Participant a proxy authorizing the Participant to vote the shares held by the Custodian for his or her accounts. Copies of all general communications to shareholders of the Company will be sent to Participants in the Plan.

KOPPERS HOLDINGS INC.	B-5

APPENDIX B — PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

16.    Tax Withholding. Each Participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local income taxes, employment taxes, social insurance, payroll tax, national insurance contributions, other contributions, payment on account obligations or other amounts determined by the Company to be required to be withheld, collected or accounted for to any tax authority. If the Company determines that additional withholding, collection or accounting is required beyond any amount deposited at the time of purchase, the Participant shall pay such amount to the Company on demand. If the Participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Participant, including salary, subject to applicable law.

17.    Responsibility and Indemnity. Neither the Company, the Board, the Plan Administrator, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless the Board, the Plan Administrator, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

18.    Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company.

19.    Amendment of the Plan. Unless otherwise determined by the Board, the Board or the Plan Administrator may from time to time amend the Plan in any and all respects; provided, however, that only the Board may change (a) the number of shares reserved for purposes of the Plan, (b) the purchase price of shares offered pursuant to the Plan, (c) the terms of Section 6 above, or (d) the maximum percentage of a Participant’s Compensation that may be deducted from a Participant’s paycheck during an Offering pursuant to in Section 7(a) above. In no event may the Board, without the approval of the Company’s shareholders, effect any increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments authorized in Section 3 above or any other amendment that requires approval of the Company’s shareholders under Section 423 of the Code and the regulations thereunder, applicable stock exchange listing rules or other applicable law.

20.    Adjustments and Corporate Transactions.

(a)    In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Plan Administrator will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the option price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 3 and Section 6(b). The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Plan Administrator, which determination shall be conclusive.

(b)    In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Plan Administrator will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 7(b).

21.    Termination of the Plan. The Board may, in its sole discretion, terminate the Plan at any time without any obligation on account of such termination, except as otherwise provided in this Section 21. Upon termination of the Plan, the cash and shares, if any, held in the account of each Participant shall be distributed to the Participant. The foregoing notwithstanding, if, prior to the termination of the Plan, the Board shall have adopted a substantially similar plan, the Board may in its discretion determine that the account of each Participant under this Plan shall be carried forward and continued as the account of such Participant under such other plan, subject to the right of any Participant to request distribution of the cash and shares, if any, held for his or her account.

B-6	2021 Proxy Statement

APPENDIX B — PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

22.    No Fractional Shares. No fractional shares of Common Stock shall be purchased, issued or delivered pursuant to this Plan, and the Plan Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any such fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

23.    Governing Law. The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the Commonwealth of Pennsylvania and any applicable provisions of the Code and the related regulations.

24.    Section 423 of the Code. The Plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code and to comply with the requirements thereof and the Plan shall be interpreted in a manner consistent with that intent.

25.    Effective Date of the Plan. The Plan was originally effective February 14, 2017 and is hereby amended and restated effective as the Restatement Effective Date

KOPPERS HOLDINGS INC.	B-7

APPENDIX C — UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains the following non-GAAP financial measures: adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA margin and adjusted earnings per share (“EPS”).

We believe that adjusted EBITDA, adjusted EBITDA margin and adjusted EPS provide information useful to investors in understanding the underlying operational performance of our company, its business and performance trends, and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses the company’s performance. In addition, the board of directors and executive management team use adjusted EBITDA as performance measures under the company’s annual incentive plan.

Although we believe that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than our company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(In millions, except Adjusted EBITDA Margin)

	Year ended December 31,

	2020	2019(1)
Net income	$ 121.0	$ 67.4
Interest expense	48.9	61.7
Depreciation and amortization	56.1	54.8
Income taxes	21.0	—
Discontinued operations	(31.9)	(3.7)
EBITDA with noncontrolling interests	215.1	180.2
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	15.7	20.4
Non-cash LIFO (benefit) expense	(13.7)	4.5
Mark-to-market commodity hedging gain	(9.2)	(4.0)
Pension settlement	0.1	—
Discretionary incentive related to the sale of KJCC	3.0	—
Total adjustments	(4.1)	20.9
Adjusted EBITDA with noncontrolling interests	211.0	$ 201.1
Plus (less): Adjustment for performance measurement	0.5	(1.5)
Plus: EBITDA of discontinued operations	—	9.7
Adjusted EBITDA for performance measurement	$ 211.5	$ 209.3
Net sales	$1,669.1	$1,637.0
Adjusted EBITDA margin	12.6%	12.3%

KOPPERS HOLDINGS INC.	C-1

APPENDIX C — UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Year ended December 31,

	2020	2019(1)
Net income attributable to Koppers	$122.0	$66.6
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs	19.7	25.3
Non-cash LIFO (benefit) expense	(13.7)	4.5
Mark-to-market commodity hedging gain	(9.2)	(4.0)
Pension settlement	0.1	—
Discretionary incentive related to the sale of KJCC	3.0	—
Total adjustments	(0.1)	25.8
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(1.0)	(22.7)
Noncontrolling interest	(1.0)	0.8
Effect on adjusted net income	(2.1)	3.9
Adjusted net income including discontinued operations	119.9	70.5
Discontinued operations	(31.9)	(3.7)
Adjusted net income attributable to Koppers	$88.0	$66.8

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(In millions except share and per share amounts)

Year ended December 31,

	2020	2019(1)
Net income attributable to Koppers	$ 122.0	$ 66.6
Adjusted net income (from above)	$ 88.0	$ 66.8
Denominator for diluted earnings per share (in thousands)	21,374	21,068
Earnings per share:
Diluted earnings per share	$ 5.71	$ 3.16
Adjusted earnings per share	$ 4.12	$ 3.18

(1)

In September 2020, we sold Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC). As a result, KJCC’s results of operations were reclassified as a discontinued operation during 2020. Amounts previously reported for 2019 have been restated accordingly.

C-2	2021 Proxy Statement

Koppers is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds for the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.

WWW.KOPPERS.COM

KOPPERS HOLDINGS INC.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.investorvote.com/KOP or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2, 3, 4 AND 5.

1.	PROPOSAL FOR ELECTION OF DIRECTORS Nominees:												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Leroy M. Ball	☐	☐	☐	02 - Xudong Feng	☐	☐	☐	03 - Traci L. Jensen	☐	☐	☐

	04 - David L. Motley	☐	☐	☐	05 - Albert J. Neupaver	☐	☐	☐	06 - Louis L. Testoni	☐	☐	☐

	07 - Stephen R. Tritch	☐	☐	☐	08 - Sonja M. Wilkerson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2020 LONG TERM INCENTIVE PLAN	☐	☐	☐	3.	PROPOSAL TO APPROVE OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN	☐	☐	☐

4.	PROPOSAL TO APPROVE AN ADVISORY RESOLUTION ON OUR EXECUTIVE COMPENSATION	☐	☐	☐	5.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

8 4 D M	+

03EIUE

The 2021 Annual Meeting of Shareholders of Koppers Holdings Inc. will be held on

Thursday, May 6, 2021 at 10:00 a.m. Eastern Daylight Time, virtually via the Internet at www.meetingcenter.io/243893297

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — KOP2021.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 6, 2021.
The Proxy Statement and the 2020 Annual Report to Shareholders are available at: www.proxydocs.com/KOP

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Koppers Holdings Inc.	+

ANNUAL MEETING OF SHAREHOLDERS – MAY 6, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Michael J. Zugay and Stephanie L. Apostolou or either of them, as proxies, each with the power to act without the other and power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 22, 2021, at the Annual Meeting to be held on May 6, 2021, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Michael J. Zugay and Stephanie L. Apostolou on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2, 3, 4 AND 5.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

+